Exhibit 10.1

FIRST LIEN CREDIT AGREEMENT

Dated as of December 27, 2012

among

TRANSFIRST HOLDINGS, INC.,

as Borrower,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GE CAPITAL MARKETS, INC., and

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, First Lien Collateral Agent, Swingline Lender and L/C Issuer,

BANK OF AMERICA, N.A.,

as Syndication Agent and Documentation Agent,

SUNTRUST ROBINSON HUMPHREY, INC.,

RBC CAPITAL MARKETS1, and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Documentation Agents,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

SCHEDULES

1.01	Mortgaged Properties
1.02	Existing Letters of Credit
2.01	Commitments
4.01(a)(iii)	Certain Security Interests and Guarantees
4.01(a)(v)	Local Counsel Opinions
5.05	Certain Liabilities
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B-1	Form of Term Note
B-2	Form of Revolving Credit Note
B-3	Form of Swing Loan Note
C	Form of Compliance Certificate
D-1	Form of Assignment and Assumption
D-2	Notice of Affiliate Assignment
D-3	Affiliated Lender Assignment and Assumption
E	Form of First Lien Guarantee Agreement
F	Form of First Lien Security Agreement
G	Form of First Lien Intercreditor Agreement
H	Form of Second Lien Intercreditor Agreement
I	Form of Intercompany Note

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of December 27, 2012, among TransFirst Holdings, Inc., a Delaware corporation (“Borrower”), General Electric Capital Corporation (“GECC”), as Administrative Agent, First Lien Collateral Agent, Swingline Lender and an L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit in the form of (a) Term B Loans on the Closing Date in an aggregate principal amount of $400,000,000 and (b) Revolving Credit Loans, Swing Line Loans and Letters of Credit at any time and from time to time from and after the Closing Date in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

The proceeds of the Term B Loans borrowed on the Closing Date shall be used by the Borrower to (i) pay the Transaction Expenses, (ii) effect the Refinancing and (iii) pay, on or after the Closing Date, one or more dividends, distributions, redemptions or other payments in respect of Equity Interests of the Borrower and its direct and indirect parent companies, pursuant to Section 7.06(c) hereof. Letters of Credit may be issued under the Revolving Credit Facility on the Closing Date to replace or provide credit support for existing letters of credit (including by deeming existing letters of credit to be Letters of Credit issued under this Agreement) and for general corporate purposes.

The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital, general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of Permitted Acquisitions, and for any other purpose not prohibited by this Agreement. Swing Line Loans and Letters of Credit will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.19.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that, in the case of Other Revolving Credit Commitments with respect to the Revolving Credit Facility, each Additional Refinancing Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, and the Swing Line Lender and L/C Issuer, solely to the extent such consent would be required for any assignment to such Lender.

“Administrative Agent” means GECC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is (i) the Sponsor (other than Holdings, the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate) or (ii) a Non-Debt Fund Affiliate at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(iv).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(ii).

“Agency Fee Letter” means the Agency Fee Letter, dated December 27, 2012, among the Borrower and the Administrative Agent.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the First Lien Collateral Agent and the Syndication Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this First Lien Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurocurrency Rate or Base Rate floor (solely with respect to Section 2.14, in the case of any Incremental Term Loan solely to the extent greater than 1.25% or 2.25%, respectively, or, in the case of an Incremental Revolving Credit Commitment, to the extent the operation of such floor would increase the yield on drawn amounts under the existing Revolving Credit Facility on the proposed date of the availability thereof), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the Term B Loans, (i) for Eurocurrency Rate Loans, 5.00%, and (ii) for Base Rate Loans, 4.00%, and

(b) with respect to Revolving Credit Loans, Letter of Credit fees and commitment fees in respect of unused Revolving Credit Commitments,

(i) immediately following the Closing Date, until the date on which the Administrative Agent receives the Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending June 30, 2013, (A) for Eurocurrency Rate Loans, 5.00%, (B) for Base Rate Loans, 4.00%, (C) for Letter of Credit fees, 5.00% and (D) for commitment fees, 0.50% and

(ii) thereafter, the following percentages per annum as set forth below, as determined by reference to the Total Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Base Rate	Eurocurrency Rate and Letter of Credit Fees	Commitment Fee Rate
1	> 5.00 to 1.00	4.00%	5.00%	0.50%

2	≤ 5.0 to1.0 and > 4.0 to 1.0	3.75%	4.75%	0.50%
3	≤ 4.0 to 1.0	3.50%	4.50%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or Required Lenders, the highest pricing level (as set forth in each of the tables above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to be delivered but was not delivered pursuant to Section 6.02(b) and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means each of MLPF&S, GECM, DBSI, STRH, RBCCM and Wells, in each Person’s capacity as Joint Bookrunner or Joint Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2009, December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal years then ended.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by Administrative Agent) as the U.S. “Prime Rate” (the “Prime Rate”), (b) the Federal Funds Rate on such day plus 0.50% per annum and (c) in respect of the Term B Loans only, the one (1)-month Published LIBOR Rate on such day plus 2.25% per annum. Any change in the Base Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BOA” means Bank of America, N.A.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Retained Prepayment Amounts” has the meaning specified in Section 2.05(b)(vi).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by Law to close and, in the case of a Business Day which relates to a Eurocurrency Rate Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank selected by Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars or, in the case of any Foreign Subsidiary, such local foreign currency used in the country of any Foreign Subsidiary held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully Guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or Guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully Guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 24 months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision, taxing authority, agency or instrumentality of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, in each case in Dollars or another currency permitted above in this definition;

(i) Investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition; and

(j) solely in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency that is the local foreign currency of such Foreign Subsidiary comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction.

“Cash Management Bank” means any Person that is a Lender, an Agent or an Affiliate of a Lender or Agent on the Closing Date or at the time it initially provides any Cash Management Services to any Loan Party or any Restricted Subsidiary pursuant to a Secured Cash Management Agreement, whether or not such Person subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or Agent.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or Second Lien Lender or any Affiliate of a Lender or Second Lien Lender in respect of any overdraft and related liabilities arising from Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements; provided, however, that “Cash Management Services” shall not include any agreement or arrangement to provide any of the foregoing services on behalf of the Borrower or any Restricted Subsidiary to their respective customers.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of:

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record and beneficially more than fifty percent (50%) of the voting Equity Interests of Holdings, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no Person (other than one or more Permitted Holders) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or are acting, for the purpose of acquiring, holding, or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b) any “Change of Control” (or any comparable term) under any Second Lien Debt Document, any document pertaining to the Holdings Mezzanine Notes, any document pertaining to any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount or any document pertaining to any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) the First Lien Collateral Agent shall at any time cease to have, for its benefit and the benefit of the other First Lien Secured Parties, a perfected first-priority lien on and security interest in one hundred percent (100%) of the issued and outstanding Equity Interests of Borrower; or

(d) other than in connection with a transaction permitted under Section 7.04(a), (c), (e) or (g) or Section 7.05(j), any Restricted Subsidiary that is a Subsidiary Guarantor on the Closing Date shall cease to be a direct or indirect wholly owned Subsidiary of Borrower or a Subsidiary Guarantor.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term B Commitments, Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Credit Commitments, Incremental Term Commitments, or Commitments in respect of a Class of Loans to be made pursuant to a given Extension Series or Other Term Loan Commitments of a given Refinancing Series, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term B Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Loans, Other Revolving Credit Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Credit Commitments, or Other Term Loans made pursuant to a given Refinancing Series, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Fee” has the meaning set forth in Section 2.09(c).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Pledged Collateral, Mortgaged Properties and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent and First Lien Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii), pursuant to Section 6.11 or Section 6.13 at such time as is designated therein, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally Guaranteed (the “Guarantees”) by each Restricted Subsidiary that is a wholly owned Domestic Subsidiary and not an Excluded Subsidiary (each, a “Guarantor”);

(c) the Obligations and the Guarantees shall have been secured by a first-priority security interest (subject only to Liens permitted under the Loan Documents) in

(i) all the Equity Interests issued by the Borrower and any Restricted Subsidiary that is a Subsidiary Guarantor on the Closing Date (except to the extent any such Restricted Subsidiary merges, consolidates, dissolves, liquidates or Disposes of all or substantially all of its assets in connection with a transaction permitted under Section 7.04(a), (c), (e) or (g) or Section 7.05(j)) and (ii) all Equity Interests issued by each Restricted Subsidiary and held by a Loan Party; provided that no Loan Party shall be required to pledge any Excluded Equity;

(d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, intellectual property and other general intangibles, owned real property and proceeds of any of the foregoing); provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the First Lien Collateral Agent shall have received all items required to be delivered by Section 6.13(b).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) any real property interests, including all leasehold rights and interests, other than Material Real Properties, or (ii) Excluded Assets. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower and (b) there shall be no requirement for perfecting security interests by entering into agreements with third parties (including control or similar agreements) in respect of any Collateral (other than certificated Equity Interests issued by the Borrower and the Restricted Subsidiaries and intercompany notes, in each case, that are required to be pledged under the Collateral Documents).

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, deeds of trust, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to Section 6.11 or Section 6.13, the Guarantee Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent or First Lien Collateral Agent, as applicable, for the benefit of the First Lien Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, an Other Revolving Credit Commitment of a given Refinancing Series, Term B Commitment, Incremental Term Commitment or an Other Term Loan Commitment of a given Refinancing Series as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Swing Line Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Taxes” means, for any period, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, the aggregate of all taxes (including Income Taxes) of the Borrower and the Restricted Subsidiaries, to the extent the same are payable in cash with respect to such period (including to the extent applicable in respect of tax liabilities incurred in a prior period (including prior to the Closing Date)).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) (A) total interest expense, including, to the extent not already included in total interest expense for such period, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of, to the extent not reflected in such total interest expense, interest income and gains on such hedging obligations or other derivative instruments), and (B) costs of surety bonds in connection with financing activities, and any financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Indebtedness,

(ii) provision for Income Taxes of the Borrower and the Restricted Subsidiaries paid or accrued during such period,

(iii) depreciation and amortization, including amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses,

(iv) Non-Cash Charges,

(v) unusual or non-recurring losses, charges or expenses (including without limitation, relating to the Transaction) and any charges, losses or expenses related to signing, retention or completion bonuses or recruiting costs, and, to the extent related to Permitted Acquisitions, integration and systems establishment costs; provided that such integration and systems establishment costs are certified as such in a certificate of a Responsible Officer delivered to the Administrative Agent,

(vi) severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, catch-up or transition expenses for equity participation plans to the extent relating to employee services rendered in prior periods and restructuring charges or reserves (including restructuring costs related to acquisitions, dispositions and opening, closure and consolidation of facilities, in each case after the Closing Date),

(vii) any deductions attributable to minority interests of third parties in non-wholly owned Subsidiaries, except to the extent of cash dividends declared or paid on Equity Interests of such Subsidiaries held by third parties,

(viii) to the extent permitted to be paid under Section 7.08(e), the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or payable to, or for the benefit of, the Sponsor or its Affiliates (including, without duplication, Restricted Payments with respect thereto or any accruals thereof),

(ix) any costs or expenses incurred or accrued by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses (A) are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) or (B) are funded or paid by Holdings other than from the proceeds of a Restricted Payment or Investment to or in Holdings by the Borrower or any Restricted Subsidiary,

(x) to the extent actually reimbursed in cash, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Closing Date or a Permitted Acquisition,

(xi) to the extent covered by insurance and actually reimbursed in cash, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed in cash by the insurer within 360 days (with a deduction for any amount so added back to the extent not so reimbursed within such 360 days), expenses with respect to liability or casualty events or business interruption,

(xii) for purposes of determining compliance with Section 7.11 only, Permitted Equity Issuances pursuant to and in accordance with Section 8.05,

(xiii) any expenses or charges related to any equity offering, permitted Investment, acquisition, disposition, recapitalization or Indebtedness (including refinancings, amendments and other modifications) permitted hereunder (in each case whether or not consummated) or to the Transactions (including any accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP),

(xiv) the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, that the aggregate amount of cost savings and synergies added pursuant to this clause (xiv) shall be subject to limitation to the extent provided in Section 1.10(f),

(xv) cash receipts (or reduced cash expenditures) to the extent of non-cash gains relating to such income that were deducted in the calculation of Consolidated EBITDA pursuant to clause (b)(ii) below for any prior period, and

(xvi) cash expenses and charges related to deferred compensation or change of control payment obligations, buyout of employee options and employee bonus programs, in each case, to the extent related to the Transaction and funded on or prior to the Closing Date, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period or is in respect of cash received in a prior period and not added back in a prior period), and

(iii) all gains from investments recorded using the equity method, except to the extent of cash dividends or distributions received by Borrower or any Restricted Subsidiary in respect of such investments, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP (to the extent GAAP applies); provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk or resulting from mark-to-market accounting),

(B) there shall be excluded in determining Consolidated EBITDA rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP for such period), and

(C) there shall be excluded in determining Consolidated EBITDA any net after-tax income (loss) from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any impairment charge or write-off or write-down related to intangible assets, long-lived assets and other assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including, but not limited to, non-cash charges arising from stock options, restricted stock or other equity incentive programs, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

For purposes of determining Consolidated EBITDA for any Test Period (and for any purpose under Section 2.14 and 7.06(j)) that includes the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, the Consolidated EBITDA for each such quarterly period shall be deemed to be $23,101,899, $22,259,632, $26,563,438 and $25,919,343, respectively.

“Consolidated First Lien Debt” means, as of any date of determination, (a) any Indebtedness described in clauses (a) of the definition of “Consolidated Total Debt” outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations minus (b) undrawn Letters of Credit and drawn Letters of Credit to the extent Cash Collateralized minus (c) an aggregate amount not to exceed $50,000,000 of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens permitted under Sections 7.01(a), (l), (s), (u), (x), (y) and (z)) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Contracts or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Leases, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Swap Contracts with respect to Indebtedness, and excluding (r) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document, (s) costs associated with Swap Contracts and breakage costs in respect of Swap Contracts related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transaction or any acquisition (or purchase of assets), (u) penalties and interest relating to taxes and any other fees related to the Transactions or any acquisitions (or purchases of assets) after the Closing Date, (v) any “additional interest” with respect to securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any amortization or expensing of bridge, commitment and other financing fees, and (y) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting); plus

(ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, (f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP, (g) any unrealized net gains and losses resulting from hedging obligations or embedded derivatives that require similar accounting treatment and the application of Statement of Financial Accounting Standards No. 133 and related pronouncements, (h) any net after-tax effect of gains and losses attributable to asset dispositions in connection with the Transaction, (i) any after-tax gains or losses on disposal of disposed, abandoned or discontinued operations and any after-tax effect of gains and losses (less all fees and expenses related thereto) attributable to asset dispositions other than in the ordinary course of business, (j) any net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are paid in cash or Cash Equivalents (or property and assets converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such net income in such period, and (k) any reductions in respect of accretion of dividends of preferred Equity Interests, to the extent not paid in cash (provided that cash payments on such preferred Equity Interests after such accretion shall reduce Consolidated Net Income in the period paid in cash).

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments, including to property, equipment, inventory and software and other intangible assets (including favorable and unfavorable leases and contracts) and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization, write-off or write-down of any amounts thereof.

“Consolidated Total Assets” means, with respect to any Person, the total assets of such Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Attributable Indebtedness and debt obligations evidenced by promissory notes or similar instruments, minus (b) an aggregate amount not to exceed $50,000,000 of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens permitted under Sections 7.01(a), (l), (s), (u), (x), (y) and (z)) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of one or more Equity Investors in his or her election by the stockholders of Holdings.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest, all applicable premiums (including tender premium), penalties thereon and fees, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension, (ii) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, all-in yield and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (taken as a whole) being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means, at any time, the sum of (i) Excess Cash Flow (which may not be less than zero) for the first fiscal year for which a mandatory prepayment under Section 2.05(b)(i) may be required to be made in accordance with the terms thereof and (ii) Excess Cash Flow (which may not be less than zero in any period) for each succeeding and completed fiscal year of the Borrower at such time.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum of, without duplication,

(A) the Cumulative Excess Cash Flow that was not required to be applied to prepay the Loans pursuant to Section 2.05(b), provided that, for purposes of Sections 7.02(o) (solely in respect of an Investment in an Unrestricted Subsidiary), 7.06(i), 7.13(a)(v) and 7.13(d)(i), the amount in this clause (A) shall only be available if the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) was less than the lower of (x) 5.50 to 1.00 and (y) the maximum permitted Total Leverage Ratio the Loan Parties are permitted to maintain pursuant to Section 7.11 as of the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to any Investment in an Unrestricted Subsidiary, Restricted Payment or prepayment, redemption or repurchase actually made pursuant to Section 7.02(o), 7.06(i), 7.13(a)(v) or 7.13(d)(i), plus

(B) the amount of (i) Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) after the Closing Date to the extent that such Net Cash Proceeds shall have been actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) and (ii) any other cash capital contribution in respect of any Equity Interests of the Borrower, in each case, on or prior to such date of determination and not used to make Restricted Payments pursuant to Sections 7.06(f), (g), (h) or (j), to finance Investments pursuant to Sections 7.02(i) or (n), or to finance payments pursuant to Section 7.13(a)(iv), plus

(C) an amount equal to the aggregate Returns in respect of any Investment made since the Closing Date pursuant to Section 7.02(o), except to the extent included in clause (D) below, plus

(D) without duplication, (i) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (which, for purposes hereof, shall be deemed to include the merger, consolidation or similar transaction of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary, so long as the Borrower or a Restricted Subsidiary is the surviving entity, and the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary), the fair market value of the Investment of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary, determined to be such value at the time of such redesignation (or any such merger, consolidation, transfer or other transaction less the amount of any consideration therefor paid by the Borrower or a Restricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary) so long as such Investments were originally made pursuant to Section 7.02(o), and (ii) the net cash proceeds realized by Borrower or a Restricted Subsidiary from the Disposition of the Equity Interests of an Unrestricted Subsidiary, plus

(E) Borrower Retained Prepayment Amounts that are actually retained by Borrower and not used to repay Second Lien Obligations pursuant to the terms of the Second Lien Credit Agreement, minus

(F) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Sections 7.02(m) (solely to the extent in lieu of Restricted Payments otherwise permitted under Section 7.06(i)) and (o), (ii) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.06(i) and (iii) the aggregate amount of prepayments, redemptions or repurchases made since the Closing Date pursuant to Sections 7.13(a)(v) and (d)(i).

“Cure Amount” has the meaning specified in Section 8.05(a).

“Cure Expiration Date” has the meaning specified in Section 8.05(a).

“DBSI” means Deutsche Bank Securities Inc.

“Debt Fund Affiliate” means any Affiliate of the Sponsor that is a bona fide diversified debt fund that is not (a) a natural person or (b) Holdings, the Borrower or a Subsidiary of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to Loans, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws. Overdue interest, fees and other amounts shall bear interest at 2.0% above the rate applicable to Revolving Credit Loans that are Base Rate Loans.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance by a Restricted Subsidiary of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan or, if any Second Lien Obligations are outstanding, the date that is ninety-one (91) days after the Second Lien Maturity Date.

“Documentation Agent” means each of BOA, DBSI, STRH, RBCCM and Wells, as Documentation Agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environmental Laws” means any and all Federal, state, local, and foreign Laws, judgments, orders, decrees, concessions, grants, franchises, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the Release of or threatened Release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsor, the Sponsor Affiliates and any co-investors with the Sponsor and the Sponsor Affiliates on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the higher of (a)(i) the rate per annum appearing on Reuters Screen LIBOR01 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (the “Published LIBOR Rate”) as the

London interbank offered rate for deposits in U.S. Dollars for a period equal to such Interest Period, at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period; divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein) or (b) in respect of Term B Loans only, 1.25% per annum. If Reuters no longer reports the Eurocurrency Rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if LIBOR01 Page no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income,

(ii) depreciation, amortization and other non-cash charges and expenses incurred during such period, to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions and non-ordinary course Dispositions by the Borrower and the Restricted Subsidiaries completed during such period),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) rent expense as determined in accordance with GAAP during such period over and above rent expense paid in cash during such period, over

(b) the sum, without duplication, of:

(i) an amount equal to all non-cash credits included in arriving at such Consolidated Net Income and cash losses, charges and expenses not deducted in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash (including in respect of amounts accrued in prior periods but paid in cash during such period) during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary,

(iii) the aggregate amount of all principal payments (other than voluntary prepayments of the Term Loan and voluntary prepayments of Revolving Credit Loans to the extent the Revolving Credit Commitments are permanently reduced by the amount of such prepayments) of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of the Term Loan pursuant to Section 2.05(b) or any mandatory prepayment of the Second Lien Term Loan pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or the comparable provision in any successor document), to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding, in all events, (x) all other prepayments of the Term Loan pursuant to Section 2.05(b) and all other prepayments of the Second Lien Term Loan pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or the comparable provision in any successor document), and (y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit or similar facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the sum of (A) the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and (B) the aggregate net non-cash gain or income from Investments to the extent included in arriving at Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions and non-ordinary course Dispositions by the Borrower and the Restricted Subsidiaries during such period),

(vi) except to the extent same were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary, cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, in each case to the extent not otherwise deducted in the computation of Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a) or 7.02(o)), in each case to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(c), (f), (g), (h) and (j)), in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) except to the extent same were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary, the aggregate amount of expenditures (other than Capital Expenditures, which shall be subject to clause (ii) above) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures were not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness (and not otherwise deducted in the computation of Consolidated Net Income),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of Consolidated Cash Taxes and, without duplication, Restricted Payments to permit payment thereof, in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) the aggregate amount of all mandatory principal prepayments of the Term Loan made during such period pursuant to Section 2.07(a),

(xiv) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated Net Income for such period,

(xv) to the extent not otherwise deducted in determining Consolidated Net Income for such period and to the extent paid in cash with internally generated cash flow during such period, the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or accrued during such period to, or for the benefit of, the Sponsor or its Affiliates to the extent permitted by Section 7.08(e) (including, without duplication, Restricted Payments with respect thereto), and

(xvi) rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Equity” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable Law from Guaranteeing the Obligations, (b) any Subsidiary to the extent governmental consent, approval, license or authorization is required for such Subsidiary to Guarantee the Obligations, (c) any Subsidiary to the extent that such Subsidiary is prohibited from Guaranteeing the Obligations by any Contractual Obligation existing on the Closing Date (or in the case of any future acquisition, existing on the date such Person becomes a Subsidiary), (d)(i) any Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries and (ii) any Subsidiary of: (A) a Foreign Subsidiary or (B) a Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries, (e) any Subsidiary that is an Immaterial Subsidiary and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the burden, cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the practical benefits to be obtained therefrom by the First Lien Secured Parties under the Loan Documents. Notwithstanding anything to the contrary contained herein, in no event shall a Subsidiary Guarantor existing on the Closing Date be deemed an Excluded Subsidiary other than pursuant to clause (b) above as a result of a change in Laws.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the definition of “Refinancing.”

“Existing Letters of Credit” means letters of credit outstanding on the Closing Date and listed on Schedule 1.02.

“Existing Revolver Tranche” has the meaning specified in Section 2.16(b).

“Existing Secured Rate Contracts” means those certain swap agreements between Borrower and Deutsche Bank AG having Trade ID N1187584N (Trade Date August 20, 2010) and Trade ID N1231819N (Trade Date December 6, 2010) each in a notional amount of $100,000,000.

“Existing Term Loan Tranche” has the meaning specified in Section 2.16(a).

“Expiring Credit Commitment” has the meaning provided in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.16(b).

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.16(c).

“Extended Revolving Credit Loan” means the Extended Revolving Credit Commitment when borrowed.

“Extending Term Lender” has the meaning specified in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(d).

“Extension Election” has the meaning specified in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Term B Loans, the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Refinancing Series of Other Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Credit Commitments, or any Other Revolving Credit Loan (or Commitment), the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code or any Treasury regulations or other administrative guidance promulgated thereunder or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“First Lien Collateral Agent” means GECC, in its capacity as first lien collateral agent under any of the Loan Documents, or any successor first lien collateral agent.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit G hereto (which agreement is in such form or with immaterial changes thereto that the Administrative Agent is authorized to enter into) between the First Lien Collateral Agent and one or more Senior Representatives for the holders of Incremental Equivalent Debt and/or Permitted Pari Passu Secured Refinancing Debt that are intended to be secured on a pari passu basis with the Obligations, together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof. Wherever in this Agreement, a Senior Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien pari passu with the Liens securing the Obligations, then the Borrower and the Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement.

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement dated as of the Closing Date by and among each of Borrower, Administrative Agent, First Lien Collateral Agent, Second Lien Agent, Second Lien Collateral Agent, each Other First Lien Obligations Agent and each Other Second Lien Obligations Agent

“First Lien Secured Parties” means the Administrative Agent, the First Lien Collateral Agent, each Lender that holds Loans (in its capacity as such), including, for the sake of clarity, each Lender that holds a Revolving Credit Commitment and/or a commitment to lend under any Revolving Commitment Increase, the Hedge Banks and Cash Management Banks and each holder of Obligations (in its capacity as such).

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA for such Test Period to (2) the Fixed Charges for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” has the meaning specified in Section 3.01(d).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“GECC” has the meaning specified in the preliminary statements hereto.

“GECM” means GE Capital Markets, Inc.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means, collectively, the First Lien Guarantee Agreement executed by the Subsidiary Guarantors, substantially in the form of Exhibit E, together with each Guarantee Agreement supplement executed and delivered pursuant to Section 6.11.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, pollutants, contaminants, chemicals, materials, constituents, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes of any nature and in any form regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Hedge Bank” means (i) any Person that is a Lender, an Agent or an Affiliate of an Agent or a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto; provided that in the case of an Affiliate of a Lender other than GECC, such Person shall only be a Hedge Bank to the extent expressly identified as such in writing by Administrative Agent (such designation not to be unreasonably withheld or delayed) or (ii) a Person with whom a Loan Party or any Restricted Subsidiary has entered into a Secured Hedge Agreement provided or arranged by GECC or an Affiliate of GECC, and any assignee thereof.

“Holdings” means TransFirst Parent Corp., a Delaware corporation.

“Holdings Mezzanine Documents” means the Holdings Mezzanine Purchase Agreement and Holdings Mezzanine Notes.

“Holdings Mezzanine Notes” means the 10% Senior Notes due 2017 of Holdings outstanding on the Closing Date.

“Holdings Mezzanine Purchase Agreement” means the Securities Purchase Agreement, dated as of June 15, 2007 (as amended, restated, modified or supplemented through the Closing Date), between Holdings and WCAS Capital Partners IV, L.P., a Delaware limited partnership.

“Immaterial Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or less than 2.5% of Consolidated Total Assets at such date and (b) whose gross revenues for such Test Period were equal to or less than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they meet the thresholds specified in clauses (a) and (b) comprise in the aggregate more than 5.0% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries to not be Immaterial Subsidiaries to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Domestic Subsidiary.

“Income Taxes” means, with respect to any Person, the foreign, federal, state and local taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and withholding taxes of such Person.

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(k).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lender” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Loan Request” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(b).

“Incremental Second Lien Loans” means the “Incremental Loans” as such term is defined in the Second Lien Credit Agreement.

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) obligations to purchase residual payments owed by the Borrower and its Restricted Subsidiaries from independent sales organizations and other merchant control originators in the ordinary course of business and (iv) obligations with respect to interchange funding from sponsor banks in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of non-recourse Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreements” means (i) the First Lien Trademark Security Agreement dated as of the Closing Date, among the Borrower, certain Subsidiaries of the Borrower and the First Lien Collateral Agent, (ii) the First Lien Copyright Security Agreement dated as of the Closing Date, among TransFirst EPayment Services, LLC and the First Lien Collateral Agent, (iii) the First Lien Patent Security Agreement between ME Acquisition, LLC and the First Lien Collateral Agent and (iv) any other Trademark Security Agreement, Copyright Security Agreement and Patent Security Agreement (each as defined in the Security Agreement) entered into from time to time.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreements” means the First Lien/Second Lien Intercreditor Agreement, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, nine or twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(d) no Interest Period for a Term Loan or Incremental Term Loan shall be permitted if, after giving effect to such selection, the aggregate principal amount of such Term Loan or Incremental Term Loan having Interest Periods ending after any date on which an installment of such Term Loan or Incremental Term Loan is scheduled to be repaid would exceed the aggregate principal amount of such Term Loan or Incremental Term Loan scheduled to be outstanding after giving effect to such repayment.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joint Bookrunner” means each of MLPF&S, GECM, DBSI, STRH, RBCCM and Wells, as a Joint Bookrunner under this Agreement.

“Joint Lead Arranger” means each of MLPF&S, GECM and DBSI, as a Joint Lead Arranger under this Agreement.

“Junior Financing” has the meaning specified in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan Commitment, any Other Term Loan Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable date as specified by Section 2.03(c) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means GECC and any other bank or trust company reasonably acceptable to the Administrative Agent and the Borrower in its capacity as an issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Without limiting the foregoing, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $7,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of Term Loans, Incremental Term Loans, a Revolving Credit Loan, any Incremental Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guarantee Agreement, (iv) the Collateral Documents, (v) each Intercreditor Agreement to the extent then in effect, (vi) each Notice of LC Credit Event and (vii) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means Thomas Rouse and the members of management of the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) the rights and remedies of the First Lien Secured Parties under any Loan Document.

“Material Real Property” means any fee real property owned by any Loan Party with a fair market value of $2,500,000 or more.

“Maturity Date” means (a) with respect to the Revolving Credit Facility and the Term B Loans, the fifth anniversary of the Closing Date, (b) with respect to any tranche of Extended Term Loans, Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (c) with respect to any Other Term Loans or Other Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment and (d) with respect to any Incremental Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages or any other document creating a Lien on the Mortgaged Properties made by the Loan

Parties in favor or for the benefit of the First Lien Collateral Agent on behalf of the First Lien Secured Parties in form and substance reasonably acceptable to First Lien Collateral Agent and the applicable Loan Party, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13.

“Mortgage Policies” has the meaning specified in Section 6.13(b).

“Mortgaged Properties” means (i) each Material Real Property described on Schedule 1.01 hereto and (ii) each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be delivered pursuant to Sections 6.11(a)(i)(B), 6.11(b) and 6.13(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of

(i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over

(ii) the sum of

(A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event (other than in the case of a Foreign Subsidiary) and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under, or that is secured by, the Loan Documents),

(B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event,

(C) taxes paid or reasonably estimated to be actually payable in connection therewith,

(D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (D) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve, and

(E) in the case of any non-wholly owned Restricted Subsidiary, payments required to be made to Persons (other than the Borrower and the Restricted Subsidiaries) owning Equity Interests of the Restricted Subsidiary (or parent thereof) owning the assets subject to such Disposition or Casualty Event;

provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance, the excess, if any, of (i) the sum of the cash or Cash Equivalents received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of any Sponsor other than (a) Holdings, the Borrower or any Subsidiary of the Borrower, (b) any Debt Fund Affiliate and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Expiring Credit Commitment” has the meaning provided in Section 2.04(g).

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Notice of LC Credit Event” means a notice from a Responsible Officer of the Borrower to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying (i) the date of issuance or increase of a Letter of Credit, (ii) the identity of the L/C Issuer with respect to such Letter of Credit, (iii) the expiry date of such Letter of Credit, (iv) the proposed terms of such Letter of Credit, including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding, (y) obligations of any Loan Party and its Restricted Subsidiaries arising under any Secured Hedge Agreement and (z) obligations of any Loan Party and its Restricted Subsidiaries arising under any Secured Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Restricted Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Restricted Subsidiaries to reimburse any amount in respect of any of the foregoing that any First Lien Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Restricted Subsidiary. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OFAC” has the meaning specified in Section 5.18.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other First Lien Obligations Agent” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Other Second Lien Obligations Agent” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Other Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loan, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loan, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings (or contributions to the capital of Holdings) to the extent not prohibited under any Loan Document.

“Permitted Holders” means the Equity Investors and the Management Stockholders (except, with respect to the Management Stockholders, to the extent that the amount of the outstanding voting Equity Interests of Holdings owned beneficially or of record by such Management Stockholders in the aggregate at any time exceeds fifteen percent (15%) of the total amount of the outstanding voting Equity Interests of Holdings at such time).

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise be subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions” means that such applicable debt (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss or change of control provisions that provide for the prior repayment in full of the Loans and the other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is Indebtedness permitted pursuant to Section 7.03(b), 7.03(t) or 7.13 or is otherwise Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations on terms at least as favorable to the First Lien Secured Parties as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced; provided that a Responsible Officer shall deliver a certificate to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, (iii) such modification, refinancing, refunding, renewal, extension or replacement is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced and (iv) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledge Agreement” means that certain First Lien Pledge Agreement dated the Closing Date executed by Holdings and the First Lien Collateral Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” has the meaning specified in the Pledge Agreement.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pledged Securities” has the meaning specified in the Pledge Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” has the meaning specified in the definition of “Base Rate.”

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.10.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term B Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Published LIBOR Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Qualified Assets” has the meaning set forth in Section 7.02(i)(A).

“Qualified EBITDA” has the meaning set forth in Section 7.02(i)(A).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“RBCCM” means RBC Capital Markets.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing” means (x) the repayment in full of all indebtedness under (i) the Credit Agreement, dated as of June 15, 2007 (as amended, restated, supplemented, or modified from time to time prior to the Closing Date), among the Borrower, GE Business Financial Services Inc. (f/k/a Merrill Lynch Business Financial Services Inc.), as administrative agent, the lenders party thereto, and the other agents party thereto (the “Existing Credit Agreement”) and (ii) the Second Lien Credit Agreement, dated as of June 15, 2007 (as amended, restated, supplemented, or modified from time to time prior to the Closing Date), among the Borrower, GE

Business Financial Services Inc. (f/k/a Merrill Lynch Business Financial Services Inc.), as administrative agent, the lenders party thereto, and the other agents party thereto, and (y) the termination of all commitments and termination and release of all security interests and guaranties in connection therewith or the making of provisions therefor reasonably acceptable to the Joint Lead Arrangers, it being understood that any letters of credit, banks guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent deemed reissued under this Agreement or otherwise Cash Collateralized or back-stopped in a manner reasonably satisfactory to the Joint Lead Arrangers on the Closing Date.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Other Term Loans or Other Term Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans or Other Term Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejected Amounts” has the meaning specified in Section 2.05(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, managers, principals, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the environment.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” shall mean (i) the prepayment, refinancing, substitution or replacement (other than in connection with an offer to purchase upon a change of control) of all or a portion of the Term B Loans with the incurrence by the Borrower or any Subsidiary of any debt financing with an All-In Yield less than the All-In Yield applicable to the Term B Loans so repaid, refinanced, substituted or replaced and (ii) any amendment to this Agreement to reduce the All-In Yield applicable to the Term B Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of the Term Loan or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Notice of LC Credit Event, and (c) with respect to a Swing Line Loan, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders as set forth in Section 10.07(m).

“Required Revolving Lenders” means, as of any date of determination, Lenders having Revolving Credit Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Credit Exposure and unused Revolving Credit Commitments at such time (as such aggregate Revolving Credit Commitments may be increased pursuant to Revolving Commitment Increases); provided, that the unused Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary. The Subsidiary Guarantors in existence on the Closing Date shall at all times remain Restricted Subsidiaries.

“Returns” means, with respect to any Investment, any repayments, interest, returns, profits, dividends, distributions, proceeds, fees, income and amounts received or realized (from Disposition or otherwise).

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $50,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b), Incremental Revolving Loans, Other Revolving Credit Loans or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds denominated in Dollars.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Agent” means GECC, in its capacity as administrative agent on behalf of the Second Lien Lenders under the Second Lien Credit Agreement and the other Second Lien Debt Documents, together with its successors and assigns in such capacity.

“Second Lien Collateral Agent” means GECC in its capacity as second lien collateral agent for the Second Lien Lenders holding the Second Lien Term Loan and Second Lien Obligations (in their capacity as such holders), together with its successors and assigns in such capacity.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of the Closing Date by and among Second Lien Agent, Second Lien Collateral Agent, Borrower and the Second Lien Lenders, as such agreement is amended, restated, supplemented, substituted, refinanced, replaced or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Second Lien Debt Documents” means the Second Lien Credit Agreement, including all exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto, in each case as amended, restated, supplemented, substituted, refinanced, replaced or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Second Lien Debt Liens” means the Second Priority Liens on the assets and capital stock of the Loan Parties securing the Second Lien Obligations granted by the Loan Parties in favor of the Second Lien Collateral Agent pursuant to the Second Lien Debt Documents.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit H hereto (which agreement is in such form or with immaterial changes thereto that the Administrative Agent is authorized to enter into) between the Second Lien Collateral Agent and one or more Senior Representatives for the holders of Incremental Equivalent Debt and/or Permitted Junior Secured Refinancing Debt that are intended to be secured on a junior basis with the Obligations, together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Second Lien Incremental Usage Amount” means, at any time, the sum of (x) the aggregate principal amount of “Incremental Loans” (as defined in the Second Lien Credit Agreement) outstanding pursuant to clause (A) of Section 2.14(d)(iv) of the Second Lien Credit Agreement as in effect on the Closing Date and (y) the aggregate principal amount of “Incremental Equivalent Debt” (as defined in the Second Lien Credit Agreement) outstanding pursuant to Section 7.03(k)(A)(i)(x) of the Second Lien Credit Agreement as in effect on the Closing Date.

“Second Lien Incremental Equivalent Debt” means “Incremental Equivalent Debt” as defined in the Second Lien Credit Agreement.

“Second Lien Interested Lender” has the meaning specified in the last paragraph of Section 10.01.

“Second Lien Lenders” means the “Lenders” party to the Second Lien Credit Agreement and each other holder of Second Lien Obligations (in its capacity as such), together with their successors and assigns in such capacity.

“Second Lien Maturity Date” means the “Maturity Date” as such term is defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means all “Obligations” as such term is defined in the Second Lien Credit Agreement.

“Second Lien Term Loan” means the Term Loans borrowed by the Borrower under the Second Lien Credit Agreement.

“Second Priority Lien” means a Lien on Collateral that is second in priority (whether by operation of law, by written agreement, or otherwise) to the Liens in favor of the First Lien Collateral Agent.

“Secured Cash Management Agreement” means any agreement for the provision of Cash Management Services that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank; and in the case of such agreements with any Non-Loan Party designated in writing by the Cash Management Bank to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means (x) any Swap Contract permitted under Article 7 that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and (y) Existing Secured Rate Contracts.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the First Lien Security Agreement dated the Closing Date executed by the Loan Parties and the First Lien Collateral Agent, substantially in the form of Exhibit F, together with each security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of (x) Permitted Pari Passu Secured Refinancing Debt and/or any Incremental Equivalent Debt and (y) Permitted Junior Secured Refinancing Debt and/or Second Lien Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Date” has the meaning specified in Section 2.12(d).

“Settlement Service” has the meaning specified in Section 10.07(k).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Junior Financing” means, any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Specified Junior Financing Documentation” means, the Junior Financing Documentation in respect of any Specified Junior Financing.

“Specified Representations” means, as of any applicable Incremental Facility Closing Date, the representations and warranties set forth in Sections 5.01(i) (with respect to organizational existence only of the Loan Parties), 5.01(ii)(B), 5.02, 5.16, and 5.18.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the Equity Interests in or assets of any Restricted Subsidiary of the Borrower or any division, business unit, product line, line of business or facility used for the operations of the Borrower or any of its Restricted Subsidiaries, incurrence or repayment of

Indebtedness, Restricted Payment, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any asset classified as discontinued operations by the Borrower or any Restricted Subsidiary, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”; provided that a Revolving Commitment Increase, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Sponsor” means Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership.

“Sponsor Affiliates” means each Affiliate of the Sponsor that is not an operating company (or a holding company of an operating company), together with any investment funds advised or managed by any of the foregoing and any Related Parties of any of the foregoing.

“Sponsor Management Agreement” means the Management Agreement, dated as of June 15, 2007, by and among Holdings, the Borrower and WCAS Management Corporation, a Delaware corporation.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“STRH” means SunTrust Robinson Humphrey, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04(d).

“Support Agreement” has the meaning specified in Section 2.3(a). Without limiting the foregoing, any Support Agreement issued and outstanding with respect to the Letters of Credit listed on Schedule 1.02 hereto shall be deemed to be a Support Agreement issued under this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Administrative Agent, a Lender or any Affiliate of Administrative Agent or a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the Swing Line Sublimit of the Revolving Credit Facility made available by the Swing Line Lender in accordance with Section 2.04.

“Swing Line Lender” means GECC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit B-3 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $7,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means BOA, as Syndication Agent under this Agreement.

“Term B Commitment” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments is $400,000,000.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term B Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Term Lender’s Term Commitment is specified under Schedule 2.01 under the caption “Term B Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term B Loan, Incremental Term Loan, Other Term Loan or Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the most recent four (4) consecutive fiscal quarters of the Borrower then last ended.

“Threshold Amount” means $15,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents (including without limitation, legal, accounting, auditing and financial consulting expenses, costs related to insurance premiums paid to cover costs relating to events occurring prior to the Closing Date, to the extent expensed or otherwise deducted from Consolidated Net Income, amounts paid in any of the Transactions described in clause (f) of the definition thereof, and any costs or expenses incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to or with respect to any management equity plan or stock option plan or any other management or employee benefit plan or any stock subscription or shareholder agreement), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the initial Credit Extensions hereunder on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (b) the funding of the Second Lien Term Loan on the Closing Date and the execution and delivery of the Second Lien Debt Documents entered into on the Closing Date, (c) the amendment of the Holdings Mezzanine Notes, (d) the Refinancing, (e) the payment of the Transaction Expenses, (f) payments in an aggregate amount not to exceed $224,999,992 on or after the Closing Date in respect of: (i) the payment of a cash dividend by the Borrower to Holdings, the proceeds of which will be used to redeem a portion of the Equity Interests of Holdings (or any direct or indirect parent thereof) and/or to pay cash dividends or distributions to the holders of Equity Interests of Holdings (or any direct or indirect parent thereof) and (ii) in lieu of Restricted Payments, special bonuses payable to officers, employees and directors who hold options or similar Equity Interests in Holdings (or any direct or indirect parent thereof) and (g) the consummation of any other transactions in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of March 31, 2012, June 30, 2012 and September 30, 2012 and related unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the year to date period ended March 31, 2012, June 30, 2012 and September 30, 2012.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date. In no event shall a Subsidiary Guarantor existing on the Closing Date be deemed an Unrestricted Subsidiary.

“U.S. Lender” has the meaning specified in Section 3.01(f).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells” means Wells Fargo Securities, LLC.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) with respect to Foreign Subsidiaries, shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Descriptions of this Agreement in any other Loan Document need not make specific reference to Arranger or any titled Person other than Administrative Agent.

(f) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Cumulative Growth Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.09 Certain Currency Translations. For purposes of incurrence of Indebtedness by Foreign Subsidiaries under Section 7.03(n), where the permissibility of a transaction depends upon compliance with an amount limitation stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the date of incurrence of any amounts to be tested against the limitation and shall not be affected by subsequent fluctuations in exchange rates; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated limitation to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currency in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 1.10 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary in this Agreement, financial ratios and tests, including the First Lien Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.10; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.10, when calculating the First Lien Leverage Ratio or Total Leverage Ratio for purposes of (i) the definition of “Applicable Rate,” (ii) Section 2.05(b)(i) and (iii) Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11), the events described in this Section 1.10 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) (it being understood that for purposes of determining pro forma compliance with Section 7.11, if no Test Period with an applicable level cited in Section 7.11 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.11 with an indicated level). For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating the First Lien Leverage Ratio or the Total Leverage Ratio, each as applicable, for purposes of (i) the definition of “Applicable Rate”, (ii) Section 2.05(b)(i) and (iii) Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11), each of which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(b) For purposes of calculating any financial ratio or test (or Consolidated Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.10) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the Applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transaction) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings, synergies and operating expense reductions added pursuant to this clause (c) for any such period after the Closing Date, shall be limited to the extent provided in Section 1.10(f).

(d) In the event that (x) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced) or (y) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Equity Interests, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(f) Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the First Lien Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio, the aggregate amount of adjustments to Consolidated EBITDA and Consolidated Net Income consisting of addbacks, pro forma adjustments and exclusions for cost savings, synergies and operating expense reductions and restructuring and similar charges pursuant to clause (a)(xiv) of the definition of Consolidated EBITDA and clause (c) of this Section 1.10, when taken together, shall not exceed 15% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction to the extent required or permitted pursuant to Section 1.10 (other than any cost savings, synergies and operating expense reductions pursuant to Section 1.10(c)) determined prior to giving effect to any adjustments pursuant to clause (xiv) of the definition of Consolidated EBITDA and clause (c) of this Section 1.10.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars in an amount equal to such Term Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Irrevocable notice of the Borrowings to be made on the Closing Date, each subsequent Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be given by the Borrower to the Administrative Agent, which may be given by telephone (and Borrower hereby authorizes Lenders and Administrative Agent to make, convert or continue Loans based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower). Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. (New York, New York time) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, (ii) 12:30 p.m. (New York, New York time) on the Business Day prior to the requested date of any Borrowing of Base Rate Loans in an aggregate principal amount greater than $5,000,000 and (iii) 11:30 a.m. (New York, New York time) on the requested date of any Borrowing of Base Rate Loans in an aggregate principal amount equal to or less than $5,000,000. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly (and in no event later than one Business Day after such telephonic notice is given) by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower; provided that if a Committed Loan Notice differs in any respect from the action taken by

Administrative Agent and Lenders, the records of Administrative Agent and Lenders shall govern absent manifest error. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the Class of Borrowing (it being understood that Term Loan Borrowings shall only be available on the Closing Date), a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Without limiting the foregoing, Borrower further hereby authorizes Lenders and Administrative Agent to make, convert or continue Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Committed Loan Notices, as indicated by Administrative Agent’s written confirmation thereof.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Borrower and each Revolving Credit Lender hereby authorizes Administrative Agent to make Revolving Credit Loans (which shall be Base Rate Loans) on behalf of Revolving Credit Lenders, at any time in its sole discretion, (i) as provided herein with respect to obligations of Revolving Credit Lenders arising in respect of Swing Line Loans, (ii) as provided herein with respect to obligations arising under Support Agreements and/or Letters of Credit and (iii) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Loan Party from time to time under this Agreement or any other Loan Document, so long as, in each case, after giving effect to any such Revolving Credit Loans pursuant to this Section 2.02(g), the aggregate Revolving Credit Exposure of the Revolving Credit Lenders does not exceed the aggregate Revolving Credit Commitments; provided, that Administrative Agent shall have no obligation at any time to make any Revolving Credit Loan pursuant to the provisions of the preceding clause (iii). Administrative Agent shall have the right to make Revolving Credit Loans pursuant to the provisions of this Section 2.02(g) regardless of whether the conditions precedent set forth in Section 4.02 are then satisfied, including the existence of any Default either before or after giving effect to the making of such Revolving Credit Loans.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. On the terms and subject to the conditions set forth herein, the Revolving Credit Facility may be used by Borrower, in addition to the making of Revolving Credit Loans hereunder, for the issuance, prior to the Maturity Date in respect of the Revolving Credit Facility, by Administrative Agent, of letters of credit, Guarantee agreements or other agreements or arrangements for similar purposes or otherwise providing credit support (each, a “Support Agreement”) to induce an L/C Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit, so long as, in each case:

(i) Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (A) the Outstanding Amount of the L/C Obligations does not exceed the Letter of Credit Sublimit and (B) the aggregate Revolving Credit Exposure of the Lenders does not exceed the aggregate Revolving Credit Commitments of the Lenders.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrower and such Lender. Each Lender that is an L/C Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Letter of Credit by such Lender and each payment made by such Lender in respect of Letters of Credit issued by such Lender.

(b) No obligation to issue Support Agreements or Letters of Credit; Auto-Renewal Letters of Credit. (i) Administrative Agent shall be under no obligation to issue a Support Agreement in respect of any requested Letter of Credit, and an L/C Issuer shall be under no obligation to issue any Letter of Credit, if, in either case:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Administrative Agent or such L/C Issuer from issuing such Support Agreement or Letter of Credit, or any Law applicable to Administrative Agent or such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Administrative Agent or such L/C Issuer shall prohibit, or direct that Administrative Agent or such L/C Issuer refrain from, the issuance of Support Agreements or letters of credit generally or such Support Agreement or Letter of Credit in particular or shall impose upon Administrative Agent or such L/C Issuer with respect to such Support Agreement or Letter of Credit any restriction, reserve or capital requirement (for which Administrative Agent or such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Administrative Agent or such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which Administrative Agent or such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(D) the issuance of such Support Agreement or Letter of Credit would violate any Laws binding upon Administrative Agent or such L/C Issuer.

(ii) The Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance of any Letter of Credit, which notice shall specify such Revolving Credit Lender’s Pro Rata Share thereof. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Notice of LC Credit Event, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued and in no event shall the Auto-Renewal Letter of Credit automatically renew with an expiry date after the Letter of Credit Expiration Date. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(b)(i) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Reimbursement Obligations of Borrower. If either Administrative Agent shall make a payment to an L/C Issuer pursuant to a Support Agreement, or any Lender or other L/C Issuer shall notify Administrative Agent that it has made payment in respect of a Letter of Credit, (i) Borrower shall promptly (and in any event within three (3) Business Days) reimburse Administrative Agent or such Lender or other L/C Issuer, as applicable, for the amount of such payment and (ii) Borrower shall be deemed to have immediately requested that Revolving Credit

Lenders make a Revolving Credit Loan, which shall be a Base Rate Loan, in a principal amount equal to the amount of such payment (but solely to the extent Borrower shall have failed to directly reimburse Administrative Agent or, with respect to Letters of Credit, the applicable L/C Issuer, for the amount of such payment (the amount of the unreimbursed drawing (the “Unreimbursed Amount”)). Administrative Agent shall promptly notify Revolving Credit Lenders of any such deemed request and each Revolving Credit Lender hereby agrees to make available to Administrative Agent not later than 1:00 p.m. (New York, New York time) on the Business Day following such notification from Administrative Agent such Revolving Credit Lender’s Pro Rata Share of such Revolving Credit Loan. Each Revolving Credit Lender hereby absolutely and unconditionally agrees to fund such Revolving Credit Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (A) the occurrence and continuance of a Default, (B) the fact that, whether before or after giving effect to the making of any such Revolving Credit Loan, the aggregate Revolving Credit Exposure of all the Lenders exceeds or will exceed the aggregate Revolving Credit Commitments of the Lenders and/or (C) the non-satisfaction of any conditions set forth in Section 4.02. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Credit Loan deemed made pursuant to this Section 2.03(c) in satisfaction of Borrower’s reimbursement obligations arising pursuant to this Section 2.03(c). Borrower shall pay interest, on demand, on all amounts so paid by Administrative Agent for each day until Borrower reimburses Administrative Agent therefor at a rate per annum equal to the then current interest rate applicable to Revolving Credit Loans (which are Base Rate Loans) for such day.

(d) Participations in Support Agreements and Letters of Credit. (i) Concurrently with the issuance of each Letter of Credit supported by a Support Agreement, Administrative Agent shall be deemed to have sold and transferred to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share thereof, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrower’s reimbursement obligations with respect thereto. Concurrently with the issuance of each Letter of Credit, the L/C Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed irrevocably and immediately to have purchased and received from such L/C Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share thereof, such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If either (A) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (B) an L/C Issuer makes any payment or disbursement under any Letter of Credit, and Borrower has not reimbursed Administrative Agent or, as applicable, the applicable L/C Issuer with respect to any Letter of Credit in full for such payment or disbursement in accordance with the terms of this Agreement, or (C) any reimbursement received by Administrative Agent or any L/C Issuer from any Loan Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Revolving Credit Lender shall be irrevocably and unconditionally obligated to pay to Administrative Agent, or the applicable L/C Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under this Agreement (or duplicate any funding obligation under Section 2.03(d))). To the extent any such Revolving Credit Lender shall not have made such amount available to Administrative Agent, or the applicable L/C Issuer, as applicable, by 1:00 p.m. (New York, New York time) on the Business Day on which such Lender receives prompt notice from Administrative Agent, or the applicable L/C Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent, or the applicable L/C Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Rate in respect of Revolving Credit Loans that are Base Rate Loans. Any such Revolving Credit Lender’s failure to make available to Administrative Agent or the applicable L/C Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Credit Lender’s Pro Rata Share of such payment, but no Revolving Credit Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

(e) Obligations Absolute. The obligations of Borrower to reimburse Administrative Agent and/or the applicable L/C Issuer pursuant to Section 2.03(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, L/C Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between L/C Issuer and Administrative Agent; or

(v) to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Notice of LC Credit Event. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c), (iv) if the Revolving Credit Commitments are terminated or (v) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to one hundred five percent (105%) of such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 1:00 p.m. (New York, New York time) on (x) in the case of the immediately preceding clauses (i) through (iv), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (v), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the

Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (or, if directed by the Administrative Agent, the First Lien Collateral Agent), for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent and, if applicable, the First Lien Collateral Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at a bank acceptable to Administrative Agent (or, if applicable, First Lien Collateral Agent) in its sole discretion and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent (or, if applicable, First Lien Collateral Agent) determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (or, if applicable, First Lien Collateral Agent) or that the total amount of such funds is less than one hundred five percent (105%) of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent (or, if applicable, First Lien Collateral Agent), pay to the Administrative Agent (or, if applicable, First Lien Collateral Agent), as additional funds to be deposited and held in the deposit accounts as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent (or, if applicable, First Lien Collateral Agent) reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds one hundred five percent (105%) of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Letter of Credit fees times the daily maximum amount then available to be drawn under such Letter of Credit. Such Letter of Credit fees shall be computed on a quarterly basis in arrears; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iii), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be due and payable in Dollars on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit; provided, however, that the foregoing limitation shall not apply to Letters of Credit arranged by GECC (but no other LC Issuers), in which case Borrower shall pay all fronting fees and other out-of-pocket fees, costs and expenses incurred by GECC in connection with arranging for such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Notice of LC Credit Event. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Notice of LC Credit Event, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable L/C Issuer undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable L/C Issuer, the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with the L/C Issuer.

SECTION 2.04 Swing Line Loans.

(a) The Swing Line. Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrower, convert any request or deemed request by Borrower for a Revolving Credit Loan that is a Base Rate Loan into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Loan”). Each Swing Line Loan shall be a Base Rate Loan, and shall be advanced by Swing Line Lender in the same manner as Revolving Credit Loans are advanced hereunder, in accordance with the provisions of Section 2.02(a). Swing Line Lender shall have the right (but not the obligation) to advance Swing Line Loans regardless of whether the conditions precedent set forth in Section 4.02 are then satisfied, including the existence of any Default either before or after giving effect to the making of such Swing Line Loan; provided, that Swing Line Lender shall not advance any Swing Line Loan if (i) to the knowledge of Swing Line Lender, either (A) the Swing Line Obligations exceed or would exceed the Swing Line Sublimit or (B) the Swing Line Obligations, when added to the aggregate outstanding principal amount of the Revolving Credit Loans and aggregate outstanding L/C Obligations, exceed or would exceed the aggregate Revolving Credit Commitments of all Lenders, in each case either before or after giving effect to the making of any proposed Swing Line Loan or (ii) Administrative Agent shall have received written notice from the Required Revolving Lenders that Swing Line Loans should not be advanced due to the occurrence and continuance of a Default. If at any time the Swing Line Obligations, when added to the aggregate outstanding principal amount of the Revolving Credit Loans and aggregate outstanding L/C Obligations, exceed the aggregate Revolving Credit Commitments of all Lenders, then, on the next succeeding Business Day, Borrower shall repay Revolving Credit Loans and/or Swing Line Loans, cash collateralize L/C Obligations in the manner specified in this Agreement or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(b) Settlement of Swing Line Loans. Swing Line Lender shall give Administrative Agent prompt notice of each Swing Line Loan advanced by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Loans should be reduced, in whole or in part, Swing Line Lender shall notify Administrative Agent to that effect and indicate the portion of the Swing Line Loan to be so reduced. Administrative Agent agrees to transmit to Revolving Credit Lenders the information contained in each notice received by Administrative Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Loans and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Loan to repay outstanding Swing Line Loans (or the applicable portion thereof). Each Revolving Credit Lender hereby unconditionally and irrevocably agrees to fund to the account designated by the Administrative Agent, for the benefit of Swing Line Lender, not later than 1:00 p.m. (New York, New York time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Administrative Agent (provided that if any Revolving Credit Lender shall receive such notice at or prior to 11:00 a.m. (New York, New York time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Loan (which Revolving Credit Loan shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Loan which is required to be paid to Swing Line Lender under this Section 2.04. The proceeds of any such Revolving Credit Loans so funded shall be immediately paid over to Administrative Agent for the benefit of Swing Line Lender for application against then outstanding Swing Line Loans. For purposes of this Section 2.04(b) Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Loan, each Revolving Credit Lender will fund its Pro Rata Share of the Revolving Credit Loans provided for in this Section 2.04(b).

(c) Participations in Swing Line Loans. In the event that, at any time any Swing Line Loans are outstanding, either (i) an Event of Default pursuant to Section 8.01(f) has occurred or (ii) the Revolving Credit Commitments have been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Revolving Credit Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Loans in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Loan outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Administrative Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Administrative Agent agrees to transmit to Revolving Credit Lenders the information contained in each notice received by Administrative Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to the account designated by Administrative Agent not later than 1:00 p.m. (New York, New York time) on the Business Day immediately following the Business Day of receipt of such notice (provided that if any such Lender shall receive such notice at or prior to 11:00 a.m. (New York, New York time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Loan.

(d) Failure to Settle. In the event any Revolving Credit Lender fails to make available to Administrative Agent when due the amount of such Lender’s participation in the Swing Line Loans, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first three (3) days following the due date, and thereafter at the Base Rate plus the Applicable Rate in respect of Revolving Credit Loans that are Base Rate Loans. Any Lender’s failure to make any payment requested under this Section 2.04 shall not relieve any other Lender of its obligations hereunder, but no

Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.04 shall be deemed to be binding upon Administrative Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party.

(e) Interest for Account of Swing Line Lender. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(lm)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

SECTION 2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to the date of prepayment of Base Rate Loans; and (2) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York, New York time) one Business Day prior to the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing in total of a Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied pro rata (except in connection with any Credit Agreement Refinancing Indebtedness) across the tranches of Term Loans (unless such tranche provides for a less than pro rata payment) based on the aggregate outstanding principal balances thereof (including, without limitation, Incremental Term Loans) and, within each such tranche, to principal installments thereof as directed by the Borrower (and absent such direction, in direct order of maturity).

(iv) Notwithstanding the foregoing, in the event that, on or prior to the first anniversary after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment. If, on or prior to the first anniversary of the Closing Date, any Term Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Mandatory. (i) Within ten (10) days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) and no later than the 130th day after the end of a fiscal year, the Borrower shall cause to be prepaid an aggregate amount of Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending in calendar year 2013) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that such percentage shall be reduced to 25% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than or equal to 4.75 to 1.00 but greater than 3.50 to 1.00. No payment of any Loans shall be required under this Section 2.05(b)(i) if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than or equal to 3.50 to 1.00.

(ii) (A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05 (a), (b), (c), (d), (e), (g), (h), (i) or (k)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Cash Proceeds an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment but in any event no earlier than the twelfth month following receipt of such Net Cash Proceeds; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the relevant investment period has expired and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.05.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness), the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds.

(iv) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, Revolver Extension Request or any Incremental Amendment, each prepayment of Loans pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied first to prepay Term Loans (pro rata among all tranches of Term Loans (including any Incremental Term Loans) and, within each such tranche, in direct order to the remaining principal installments; provided that (A) any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt and (B) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans) until the Term Loans are paid in full and, then, if any Second Lien Obligations are then outstanding, to the repayment of the aggregate outstanding Revolving Credit Exposure (such repayment being applied first to Swing Line Loans until paid in full, then Revolving Credit Loans until paid in full and then to Cash Collateralize L/C Obligations); and each such prepayment or repayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to clause (vii) of this Section 2.05(b).

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection

Notice”) to the Administrative Agent no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender (such amounts so rejected, “Rejected Amounts”). If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. In the event a Lender rejects all or any portion of its Pro Rata Share of any mandatory prepayment of Term Loans required pursuant to clauses (i) through (iii) of this Section 2.05(b), the rejected portion of such Lender’s Pro Rata Share of such prepayment shall be retained by the Borrower (such Rejected Amounts, the “Borrower Retained Prepayment Amounts”).

(c) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b) until all outstanding Loans are paid in full, and then to the repayment of any other outstanding Obligations.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing in total of a Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing on the last Business Day of March 2013, an aggregate amount equal to 0.25% of the aggregate amount of all Term B Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date. In the event any Incremental Term Loans, Other Term Loans or Extended Term Loans are made, such Incremental Term Loans, Other Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facility of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the

Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans that are Base Rate Loans.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate amount of the Revolving Credit Commitments exceeds the sum of (A) Outstanding Amount of Revolving Credit Loans (which shall not, in any event, include Swing Line Loans for purposes of this calculation) and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the Closing Date until the Revolving Credit Commitments are terminated in full or expire (whether upon the Maturity Date for the Revolving Credit Facility, earlier termination thereof pursuant to the terms hereof, or otherwise) including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the first day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility (and thereafter on demand). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified

(including pursuant to the Agency Fee Letter). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c) Closing Fees. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term B Loan funded on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against Term B Loans made by such Lender.

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days (three hundred sixty-six (366) days in the case of a leap year) and actual days elapsed. All other computations of fees (other than the annual administrative agent’s fee due and payable to Administrative Agent pursuant to a separate fee letter described in Section 2.09(b) above) and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally; Settlement.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or right of rescission. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. (New York, New York time) on the date specified herein. All payments received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Administrative Agent shall have the right, on behalf of Revolving Credit Lenders, to disburse funds to Borrower for all Revolving Credit Loans requested or deemed requested by Borrower pursuant to the terms of this Agreement regardless of whether the conditions precedent set forth in Section 4.02 are then satisfied, including the existence of any Default either before or after giving effect to the making of such Revolving Credit Loans; provided, that Administrative Agent shall not advance any Revolving Credit Loan pursuant to this Section 2.12(c) if (i) to the knowledge of Administrative Agent, the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Credit Commitments of the Lenders, either before or after giving effect to the making of any proposed Revolving Credit Loan or (ii) Administrative Agent shall have received written notice from the Required Revolving Lenders that Revolving Credit Loans should not be advanced due to the occurrence and continuance of a Default. Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Credit Lender will fund its Pro Rata Share of all Revolving Credit Loans requested by Borrower. Each Revolving Credit Lender shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following Section 2.12(d), for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this Section 2.12(c), or if Administrative Agent so requests, each Revolving Credit Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Credit Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Revolving Credit Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Revolving Credit Lender by telephone, facsimile or e-mail of the amount of such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Loan requested by Borrower no later than 12:00 Noon (New York, New York time) on the date of funding of such Revolving Credit Loan, and each such Revolving Credit Lender shall pay Administrative Agent on such date such Revolving Credit Lender’s Pro Rata Share of such requested Revolving Credit Loan, in same day funds, by wire transfer to the account designated by Administrative Agent from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent. Any repayment required by Borrower pursuant to this Section 2.12(c) shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Loans which are Base Rate Loans. Nothing in this Section 2.12(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Revolving Credit Lender by telephone, facsimile or e-mail of the amount of each such Revolving Credit Lender’s percentage interest of the Revolving Credit Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Credit Lender’s actual percentage interest of the Revolving Credit Loan balance to such Lender’s required percentage interest of the Revolving Credit Loan balance as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the account designated by Administrative Agent from time to time not later than 1:00 p.m. (New York, New York time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Rate applicable to Revolving Credit Loans that are Base Rate Loans.

(e) On each Settlement Date, Administrative Agent shall advise each Revolving Credit Lender by telephone, facsimile or e-mail of the amount of such Revolving Credit Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Credit Lenders with respect to each applicable Revolving Credit Loan, to the extent of such Revolving Credit Lender’s Pro Rata Share thereof, and shall make payment to such Revolving Credit Lender not later than 1:00 p.m. (New York, New York time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Credit Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Revolving Credit Lender is a Defaulting Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulting Lender’s respective share of all payments received from Borrower.

(f) On the Closing Date, Administrative Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrower in a timely manner on such date. If Administrative Agent elects to advance the initial Loans to Borrower in such manner, Administrative Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Administrative Agent receives such Lender’s Pro Rata Share of such Loans by 4:00 p.m. (New York, New York time) on the Closing Date.

(g) The provisions of Sections 2.12(c) through (f) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

(h) Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Administrative Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(j) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(k) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(l) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(m) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative

Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Term Loans or Incremental Revolving Credit Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lenders (any such other bank, other financial institution or other institutional lenders being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Commitments;

(ii) the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that, with respect to any Incremental Amendment the primary purpose of which is to finance an acquisition permitted by this Agreement, this clause (ii) (other than with respect to the Specified Representations as they relate to the target of such acquisition (conformed as reasonably necessary for such acquisition)) may be waived or omitted by Incremental Lenders holding more than 50% of the aggregate Incremental Commitments under such Incremental Amendment;

(iii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) of this Section 2.14(d)) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) of this Section 2.14(d));

(iv) the aggregate amount of the Incremental Term Loans, the Incremental Revolving Credit Commitments and Incremental Equivalent Debt shall not exceed (A) $35,000,000 minus (x) the aggregate amount of Incremental Equivalent Debt incurred in reliance on Section 7.03(k)(A)(i)(x) and (y) the Incremental Second Lien Usage Amount plus (B) at its option, additional amounts of Incremental Term Loans or Incremental Revolving Credit Commitments so long as, in the case of this clause (B) only, (1) with respect to Incremental Term Loans, Incremental Revolving Credit Commitments secured by the Collateral on a pari passu basis with the Term B Loans and the Revolving Credit Facility, the First Lien Leverage Ratio is no more than 4.00 to 1.00 and (2) with respect to Incremental Term Loans and/or Incremental Revolving Credit Commitments that are secured by the Collateral on a junior basis to the Term B Loans and the Revolving Credit Facility, the Total Leverage Ratio is no more than 6.00 to 1.00, in each case as of the last day of the Test Period most recently ended, after giving effect to any such incurrence on a Pro Forma Basis, and, in each case, (x) with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder and (y) the cash proceeds from such Incremental Term Loans and Incremental Revolving Loans shall not be netted against Indebtedness for purposes of the calculation of First Lien Leverage Ratio or Total Leverage Ratio, as applicable, related to such incurrence);

(v) (A) the aggregate amount of any Incremental Revolving Credit Commitments, when taken together with all other Incremental Revolving Credit Commitments to date, shall not exceed an amount equal to fifty percent (50%) of Consolidated EBITDA for the most recent period of four (4) consecutive fiscal quarters for which financial statements are internally available and (B) unless otherwise agreed by the Administrative Agent in its reasonable discretion, there shall be no more than three tranches at any time outstanding under the Revolving Credit Facility and Incremental Revolving Credit Commitments; and

(vi) such other conditions as the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent shall agree.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and, to the extent not identical (except with respect to pricing, all-in yield and as otherwise set forth herein) to the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent; provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a

Revolving Commitment Increase shall be identical (other than with respect to upfront fees, original issue discount or similar fees) to the applicable Term Loans or Revolving Credit Commitments being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i) the Incremental Term Loans:

(A) shall rank pari passu in right of payment with the Revolving Credit Facility and the Term B Loans,

(B) may be secured on a pari passu or junior lien basis with the Term B Loans, in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent,

(C) shall not mature earlier than the Maturity Date with respect to the Term B Loans (prior to giving effect to any extensions thereof),

(D) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans on the date of incurrence of such Incremental Term Loans (except by virtue of amortization or prepayment of the Term B Loans prior to the time of such incurrence),

(E) shall have an Applicable Rate and, subject to clauses (e)(i)(C) and (e)(i)(D) above and clause (e)(iii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders, and

(F) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term B Loans hereunder, as specified in the applicable Incremental Amendment.

(ii) the Incremental Revolving Credit Commitments and Incremental Revolving Loans:

(A) shall rank pari passu in right of payment with the Revolving Credit Facility and the Term B Loans,

(B) may be secured on a pari passu or junior lien basis with the Revolving Credit Facility, in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent,

(C) shall not mature earlier than the Maturity Date with respect to the Revolving Credit Facility (prior to giving effect to any extensions thereof),

(D) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (F) below)) of Loans with respect to Incremental Revolving

Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Incremental Facility Closing Date,

(E) shall be subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Incremental Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments existing on the Incremental Facility Closing Date (and except as provided in Section 2.03(l) and Section 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued),

(F) shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a less than pro rata basis as compared to any other Class with a later maturity date than such Class,

(G) shall provide that assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans existing on the Incremental Facility Closing Date,

(H) shall provide that any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Credit Commitments hereunder (including Incremental Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates unless otherwise agreed to by the Administrative Agent, and

(I) shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Credit Lenders, subject to clause (e)(iii) below.

(iii) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In Yield applicable to such Incremental Term Loans or Incremental Revolving

Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans or Revolving Credit Loans, as applicable, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the Term B Loans or Revolving Credit Loan, as applicable, is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans or Revolving Credit Loans, as applicable to equal the All-In Yield then applicable to the Incremental Term Loans or Incremental Revolving Loans, as applicable, minus 50 basis points; provided that any increase in All-In Yield to the Term B Loan or Revolving Credit Loan due to the application of a Eurocurrency or Base Rate floor on any Incremental Term Loan or Incremental Revolving Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency or Base Rate floor applicable to the Term B Loans or Revolving Credit Facility, as applicable.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments unless it so agrees.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Incremental Term Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that with respect to Credit Agreement Refinancing Indebtedness in the form of Other Revolving Credit Commitments or Other Revolving Credit Loans, such Credit Agreement Refinancing Indebtedness shall require the consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided, further that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Other Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(l) and Section 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later Maturity Date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.16 Extensions of Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Other Term Loans and Extended Term Loans) which have more than five (5) different Maturity Dates (unless otherwise consented to by the Administrative Agent); (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans);

and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $75,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount).

(b) Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than three (3) different Maturity Dates (unless otherwise consented to by the Administrative Agent); (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) no Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final Maturity Date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each request for a Revolver Extension Series of Extended Revolving Credit Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $25,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount).

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans of the applicable Facility and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share of the applicable Facility (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18 Existing Letters of Credit and Existing Secured Rate Contracts. Notwithstanding anything to the contrary herein, as of the Closing Date, (i) all of the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder and shall be subject to all of the terms and provisions of this Agreement and the other Loan Documents applicable to Letters of Credit issued hereunder and (ii) all of the Existing Secured Rate Contacts shall be deemed to be Secured Hedge Agreements hereunder and shall be subject to all of the terms and provisions of this Agreement and the other Loan Documents applicable to Secured Hedge Agreements.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the following, (i) in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income or overall gross income (including branch profits) and franchise (and similar) taxes imposed on it in lieu of net income taxes, by a jurisdiction (or any political subdivision thereof) as a result of such Agent or such Lender, as the case may be, being organized or having its principal office or applicable Lending Office in such jurisdiction or as a result of a present or former connection between such Agent or such Lender and the jurisdiction imposing such tax other than a connection arising as a result of any transaction contemplated under any Loan Document, and all liabilities (including additions to tax, penalties and interest) with respect thereto, (ii) in the case of any Foreign Lender (as defined below), any U.S. federal withholding tax that (A) is imposed on amounts payable to such Lender under a law that is in effect at the time such Lender becomes a party hereto (or designates a new lending office or changes its place of organization or principal office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or change in its place of organization or principal office or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to this Section 3.01(a), or (B) is attributable to such Lender’s failure to comply with Section 3.01(d); provided that clause (ii)(A) shall not apply to any assignee or new lending office pursuant to Section 2.13 or pursuant to a request by the Borrower under Section 3.07(a)(i), (iii) in the case of any U.S. Lender (as defined below) any U.S. federal backup withholding tax resulting from such Lender failing to comply with Section 3.01(g), and (iv) any U.S. federal withholding tax that is imposed under FATCA (all such excluded taxes, “Excluded Taxes,” and all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, “Indemnified Taxes”). If the Loan Parties (or the Administrative Agent pursuant to Section 3.01(f) or other applicable withholding agent) shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased (which increase in the case of any Indemnified Taxes withheld by the Administrative Agent pursuant to Section 3.01(f) or other applicable withholding agent shall be paid by the Borrower to the Administrative Agent no later than five (5) days before any such Tax is required to be withheld) as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower or other Loan Party fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Loan Party shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document and all additions to tax, penalties and interest (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01 or withheld by Administrative Agent pursuant to Section 3.01(f)) payable by such Agent and such Lender on or with respect to any transaction contemplated under any Loan Document and (ii) any liability (including additions to tax, penalties, interest and reasonable expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d) (i) To the extent it is legally entitled to do so, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to each of the Borrower and the Administrative Agent, on or prior to the date that is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), a duly signed, properly completed copy of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, U.S. withholding tax on payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a bank receiving interest under any Loan Document on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the bank’s trade or business within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code. Thereafter, to the extent it is legally entitled to do so, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current United States Laws and regulations to avoid or reduce, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, U.S. withholding taxes in respect of payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) upon the Borrower or Administrative Agent’s request, on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event involving such Lender that requires a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in such Foreign Lender’s circumstances that would modify or render invalid any claimed exemption or reduction.

(ii) To the extent that it is legally entitled to do so, each Lender and Agent entitled to an exemption from or reduction of non-U.S. withholding tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law and reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that each Lender and the Agent shall not have to execute and deliver any such document if such execution and delivery would subject such Lender or Agent to any unreimbursed cost or would be otherwise disadvantageous to it.

(iii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents, shall deliver to each of the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) a duly signed completed copy of the forms or statements required to be provided by such Foreign Lender as set forth above with respect to sums for which such Foreign Lender acts for its own account, and (B) a duly signed completed copy of IRS Form W-8IMY (or any successor thereto), together with all required attachments thereto with respect to sums for which such Foreign Lender is not acting for its own account.

(e) Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation and such other reasonably requested information as may be necessary for the Borrower or the Administrative Agent, as the case may be, to comply with their obligations under FATCA.

(f) The Administrative Agent may deduct and withhold any taxes required by any laws to be deducted and withheld from any payment under any of the Loan Documents. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”), shall deliver to each of the Borrower and the Administrative Agent a duly signed, properly completed copy of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement) and subsequently as reasonably requested by the Borrower, certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax, or any successor form.

(h) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Loan Parties pursuant to this Section 3.01, it shall promptly remit the portion of such refund to the Loan Parties that it determines in its sole discretion will leave it in no better or worse after-tax financial position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund)) than it would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance; provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority (including any interest or penalties). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or other confidential information or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(h) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

SECTION 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office if such designation will avoid the need for such notice; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage.

SECTION 3.03 Inability To Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable pursuant to Section 3.01 and (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by any jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

(c) Without duplication for any amounts included in the calculation of the Eurocurrency Rate, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each

Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefore; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, except for any items referred to in Section 6.14, each of which shall be originals, pdf copies or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Guarantee Agreement and the Intercreditor Agreement;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 4.01(a)(iii), duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity and Pledged Securities referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B) evidence that all other actions, recordings and filings that the Administrative Agent or First Lien Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(C) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01);

(iv) the executed Perfection Certificate;

(v) (x) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and (y) a certificate, dated the Closing Date signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Section 4.01(h) and Sections 4.02(a) and (b);

(vi) opinion from Ropes & Gray LLP, New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and local counsel opinions in the jurisdictions set forth on Schedule 4.01(a)(v);

(vii) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transactions, from the chief executive officer or chief financial officer of the Borrower;

(viii) a certified copy of the Sponsor Management Agreement, including a certification by a Responsible Officer of the Borrower that such agreement is in full force and effect as of the Closing Date;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(x) certified copies of the Second Lien Debt Documents and the Holdings Mezzanine Documents, each duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date; and

(xi) a Committed Loan Notice or Notice of LC Credit Event, as applicable, relating to the Initial Credit Extension;

(b) All fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(c) Substantially concurrently with the initial Credit Extensions, the Refinancing shall have been consummated.

(d) Substantially concurrently with the initial Credit Extensions, the Borrower shall have received at least $225,000,000 in gross cash proceeds from the funding of the Second Lien Term Loan.

(e) Prior to or simultaneously with the initial Credit Extensions, the Borrower shall have taken all other necessary actions such that, after giving effect to the Transactions, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (A) the Loans and L/C Obligations, (B) the Second Lien Term Loan and (C) Indebtedness otherwise permitted under Section 7.03.

(f) The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements; provided that the Borrower shall be deemed to have satisfied this condition precedent if, prior to the Closing Date, it has delivered such financial statements to the Administrative Agent (as defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement.

(g) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested in writing by the Administrative Agent at least ten (10) days prior to the Closing Date.

(h) There has been no event, condition or circumstance since December 31, 2011, which has resulted in or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 4.02 Conditions to Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V and any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws.

(a) Each Loan Party and each of its Restricted Subsidiaries (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case (other than as to the Borrower, clause (i) and as to the Loan Parties, clause (ii)), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each of its Restricted Subsidiaries is in compliance with all Laws, orders, writs, injunctions and decrees and has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except to the extent that the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect; except with respect to any violation, conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b) and clause (c), to the extent that such violation, conflict, breach, contravention or payment could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Agents or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the First Lien Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The unaudited consolidated balance sheet of the Borrower as of September 30, 2012 and the related unaudited consolidated statements of income, retained earnings and cash flows for the Borrower for the nine (9) month period then ended, fairly present in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of the date thereof and their results of operations for the nine month period then ended, in accordance with GAAP consistently applied (except as otherwise expressly noted therein) and subject to normal year end audit adjustments and the absence of footnotes.

(iii) During the period from September 30, 2012 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries of any material part of the business or property of the Borrower or any of its Restricted Subsidiaries, taken as a whole and (y) no purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Administrative Agent prior to the Closing Date.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Restricted Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d) As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents or under the Second Lien Documents, (iii) liabilities incurred in the ordinary course of business and (iv) liabilities reflected on the balance sheet as of September 30, 2012) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title to all property purported to be owned by it, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Mortgage encumbers fee-owned improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

SECTION 5.09 Environmental Matters.

(a) There are no claims, actions, suits or proceedings alleging potential liability under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous list; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently or, to the knowledge of any Loan Party formerly, owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries, and there has been no Release of Hazardous Materials by any of the Loan Parties and their Restricted Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Borrower and the Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner which could not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Restricted Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have filed all U.S. federal and state and other tax returns and reports required to be filed, and have paid all U.S. federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that (a) are not overdue by more than thirty (30) days or (b) are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11 ERISA Compliance.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal and state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) with respect to any Pension Plan, no failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, has occurred or is reasonably expected to occur; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any Loan Party has any Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12. All of the outstanding Equity Interests in Borrower and the Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings (with respect to the Borrower) or a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Restricted Subsidiary, and (b) sets forth the ownership interest of the Borrower and any other Restricted Subsidiary in each Restricted Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) Neither Borrower nor any other Loan Party is engaged in nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U issued by the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15 Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Restricted Subsidiaries own, license or possess the right to use, all of the material trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights used by any Loan Party or any Restricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 Subordination of Junior Financing; First Lien Obligations. The Obligations are (x) “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (y) “First Lien Obligations” (or any comparable term) under, and as defined in, the First Lien/Second Lien Intercreditor Agreement.

SECTION 5.18 Perfection, Etc. All filings and other actions necessary or desirable to perfect and protect the Lien in the Collateral created under the Collateral Documents (except for such actions that the Security Agreement or the Collateral and Guarantee Requirement specifically excepts any Loan Party from performing) have been or will, within the required time periods under the Collateral Documents, be duly made or taken or otherwise provided for and are (or so will be) in full force and effect, and the Collateral Documents create in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral to the extent required by the Collateral Documents, securing the payment of the Secured Obligations, subject only to Liens permitted by Section 7.01.

SECTION 5.19 USA PATRIOT Act and OFAC.

(a) To the extent applicable, each of the Borrower and its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and (ii) the USA PATRIOT Act.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(c) None of the Borrower and its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower or its Restricted Subsidiaries is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and none of the Borrower or any Restricted Subsidiaries will directly, or knowingly indirectly, use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2012, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLC or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, and in any event no later than forty-five (45) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year(s), the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”); and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings or (B) the Borrower’s or Holdings’, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLC or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution (other than with respect to clause (f) below) to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements, which addresses either (i) that in making the examination necessary therefor or (ii) through performance of other acceptable procedures under professional auditing standards, whether such firm obtained knowledge of any Event of Default under Section 7.11 and, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, any of the Equity Investors or Management Stockholders may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Agents and the Lenders under any Loan Document;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Specified Junior Financing Documentation or the Second Lien Debt Documents and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b), including a reasonably detailed calculation of the amount of each such prepayment, and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(f) upon each utilization of the Cumulative Growth Amount to finance a transaction in accordance with the terms of this Agreement, a certificate of a Responsible Officer of Borrower setting forth in reasonable detail the calculation of the Cumulative Growth Amount then in effect and after giving effect to the consummation of the applicable transaction.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/Intra-Agency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. For purposes of this Section 6.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif,” “pdf” or similar file formats delivered by email).

SECTION 6.03 Notices. Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation or proceeding between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Restricted Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event; and

(c) copies of all written notices of material violation or default, in each case, by the Borrower or any of its Restricted Subsidiaries received by such Person from VISA USA, Inc., VISA International, Inc., MasterCard International Incorporated or any successor organization or association thereto

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower (or such other Loan Party or Restricted Subsidiary) has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes and Other Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property and pay, discharge or perform its Contractual Obligations, except, in each case, to the extent the failure to pay, discharge, perform or satisfy the same could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (other than with respect to clause (a) in the case of the Borrower and the Subsidiary Guarantors in existence as of the Closing Date), to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

(a) Requirements of Insurance. All such insurance shall (i) provide that the insurer affording coverage will endeavor to mail 30 days written notice of cancellation of such insurance coverage to the Administrative Agent (in the case of property and liability insurance), (ii) name the First Lien Collateral Agent as mortgagee and loss payee (in the case of property insurance) and Administrative Agent as additional insured on behalf of the First Lien Secured Parties (in the case of liability insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(b) Flood Insurance. With respect to each Mortgaged Property, (i) maintain, or cause to be maintained with a financially sound and reputable insurer flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10 Inspection Rights. To the extent permitted by law, permit representatives and independent contractors of the Agents and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, subject to such independent public accountants’ customary policies and procedures, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense absent the existence of an Event of Default; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 6.11 Covenant To Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the First Lien Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (other than an Unrestricted Subsidiary or an Excluded Subsidiary) and upon the designation of any Subsidiary as a Restricted Subsidiary by any Loan Party:

(i) within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of any owned Material Real Properties owned by such Restricted Subsidiary;

(B) cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to comply with the Collateral and Guarantee Requirement, including to duly execute and deliver to the Administrative Agent or the First Lien Collateral Agent (as appropriate) Mortgages, with respect to any owned Material Real Properties, Security Agreement Supplements, a counterpart to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Mortgage, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such

Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the First Lien Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the First Lien Collateral Agent;

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the First Lien Collateral Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity,

(ii) within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other First Lien Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of real property that is owned by Borrower or such Restricted Subsidiary and has a book value in excess of $2,500,000 any existing title reports, surveys or environmental assessment reports.

(b) after the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party, (y) the acquisition of any owned Material Real Properties and such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to Material Real Properties.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at any location.

SECTION 6.13 Further Assurances.

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgement, filing or recordation of any Collateral Document, Intercreditor Agreement or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents or any Intercreditor Agreement, in each case, to the extent required by the Collateral and Guarantee Requirement.

(b) In the case of any owned Material Real Property referred to in Section 6.11(b), provide the Administrative Agent with Mortgages with respect to such Material Real Property within thirty (30) days of the acquisition of such real property, together with

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the First Lien Collateral Agent (as appropriate) for the benefit of the First Lien Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii) if requested by the Administrative Agent, opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14 Post-Closing Obligations.

(a) Within (45) days following the Closing Date (as such date may be extended by the Administrative Agent, in its sole discretion), the Borrower shall cause the First Lien Collateral Agent to have received evidence that the copyright security agreement duly executed by TransFirst ePayment Services, LLC and the First Lien Collateral Agent has been filed with the United States Copyright Office as may be necessary or advisable for the purpose of perfecting, confirming, enforcing or protecting the First Lien Collateral Agent’s security interest over TransFirst ePayment Services, LLC’s copyrights registered in the United States.

(b) Within (7) Business Days following Closing Date (as such date may be extended by the Administrative Agent, in its sole discretion), to the extent not previously delivered to the First Lien Collateral Agent, the Borrower shall, and shall cause each of its Subsidiaries to deliver to the First Lien Collateral Agent the notes representing the Pledged Debt listed on Schedule II to the Security Agreement, in each case, with an instrument of transfer endorsed in blank.

SECTION 6.15 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 7.02 and 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” under or for the purpose of the Second Lien Debt Documents or any Junior Financing and (iv) no Subsidiary in existence as of the Closing Date, after giving effect to the Transactions, may be designated as an Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s (as applicable) investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.02). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Each designation or redesignation must be evidenced by a resolution of the board of directors of the Borrower, a certified copy of which shall be delivered to Administrative Agent together with a certificate of Responsible Officer of Borrower certifying that such designation complies with the foregoing conditions and setting forth in reasonable detail the calculations demonstrating compliance with the covenants set forth in Sections 7.02 and 7.11.

SECTION 6.16 Lender Meeting. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2013, Borrower will conduct a meeting by teleconference with the Administrative Agent and the Lenders to discuss such fiscal year’s results and the financial condition of the Borrower and its Restricted Subsidiaries, at which meeting shall be present the chief executive officer, chief financial officer or vice president of finance together with such other officers of Borrower as may be reasonably requested by the Administrative Agent to participate in such meeting, such request to be made within a reasonable period of time prior to the scheduled date of such teleconference. Such teleconference shall be held at a time convenient to the Lenders and the Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document securing the Secured Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens, which to the extent constituting Indebtedness is not prohibited by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects or minor irregularities affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any material Restricted Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (including reconstruction, refurbishment, renovation and development of real property) and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and Liens securing any Permitted Refinancing of Indebtedness under Section 7.03(e) do not extend to any property that was not subject to the Lien securing the Indebtedness being refinanced;

(j) leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any material Restricted Subsidiary or secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), (n) or (o) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03(c), (m), (n) and (r);

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and the replacement, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the Indebtedness secured thereby; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (h) or (k);

(q) any interest or title of a lessor under leases entered into by the Borrower or any of the Restricted Subsidiaries, as tenant, in the ordinary course of business and Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s) the Second Lien Debt Liens;

(t) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens identified on the title insurance policies issued to First Lien Collateral Agent and Second Lien Collateral Agent relating to each Mortgaged Property and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(x) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing in respect thereof of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt are subject to a Second Lien Intercreditor Agreement;

(z) Liens securing Indebtedness incurred pursuant to Section 7.03(k); and

(aa) Liens so long as same do not secure obligations (including Indebtedness) in excess of $10,000,000 in the aggregate at any time outstanding for Borrower and its Restricted Subsidiaries on a consolidated basis.

SECTION 7.02 Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, employees and consultants of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity), (iii) loans by the Borrower to members of management to finance taxes required to be paid by such Persons in connection with any such Person’s purchase of Equity Interests or options in Holdings and (iv) for purposes not described in the foregoing clauses (i), (ii) and (iii), in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(c) Investments (i) by a Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party; (iii) by the Borrower or any Restricted Subsidiary in any Domestic Subsidiary that is a Restricted Subsidiary but not a Loan Party that do not exceed the sum of $2,000,000 and the amount equal to the aggregate Returns in respect of such Investments, and (iv) by the Borrower or any Restricted Subsidiary in any Foreign Subsidiary; provided that the aggregate amount of such Investments in Foreign Subsidiaries (together with, but without duplication, the aggregate consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties pursuant to Section 7.02(i)(B)) shall not exceed $2,000,000 (net of any Returns in respect of any such Investment);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05, 7.06 and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, exchange in kind, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) (i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 and (ii) Investments received solely from (A) equity contributions to Holdings (which in turn are contributed by Holdings to the Borrower) from its shareholder or shareholders and (B) distributions to the Borrower and the Restricted Subsidiaries from Persons that are not Restricted Subsidiaries;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) subject to clause (B) below, any such newly created and/or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Domestic Subsidiaries of such created and/or acquired Subsidiary) shall be a Guarantor and shall have complied with the requirements of Section 6.11, within the times specified therein; provided, that if (i) such Permitted Acquisition is financed with the proceeds of an Incremental Term Loan or Loans made under a Revolving Commitment Increase effectuated contemporaneously therewith and (ii) after giving Pro Forma Effect to such Permitted Acquisition, the value of the acquired assets or the assets of any acquired Domestic Subsidiary exceeds 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries immediately after giving effect thereto (“Qualified Assets”) and the Consolidated EBITDA attributable to the acquired assets or the acquired Domestic Subsidiary comprises more than 5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (“Qualified EBITDA”) as of the most recently ended four-fiscal quarter period for which Administrative Agent has received financial statements of the Borrower and its Restricted Subsidiaries in accordance with the terms of this Agreement, then any Restricted Subsidiary acquiring Qualified Assets or assets with Qualified EBITDA and any acquired Domestic Subsidiary with Qualified Assets or Qualified EBITDA shall be a Guarantor and comply with the requirements of Section 6.11 and shall be treated for all purposes of this Agreement and the other Loan Documents as a Subsidiary Guarantor existing on the Closing Date;

(B) except as provided in the proviso to clause (A) above, the aggregate amount of consideration paid by the Loan Parties pursuant to this clause (i) in respect of acquisitions of Persons that do not become Loan Parties shall not exceed $25,000,000 (net of any Returns in respect of any such Investment);

(C) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (3) in the case of a given Investment the aggregate fair market value for which is in excess of $10,000,000, evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(E) the property, assets, businesses, business unit, line of business, division or Equity Interests so acquired are not prohibited by Section 7.07;

(j) the Transaction and Investments made in connection with the Transaction;

(k) Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 7.06(g), (h) or (i);

(n) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, Investments that do not exceed in the aggregate the sum of $40,000,000 and an amount equal to the aggregate Returns in respect of such Investments;

(o) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11, Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of any Investment;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof);

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantee obligations by the Borrower or any Restricted Subsidiary entered into in the ordinary course of business of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness of (i) the Borrower or any other Loan Party or (ii) any other Person so long as, with respect to this clause (ii), the aggregate amount Guaranteed is not in excess of $15,000,000 at any time outstanding; and

(t) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons so long as such licensing arrangements do not limit in any material respect the First Lien Collateral Agent’s security interest (if any) in the intellectual property so licensed;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings not otherwise permitted under Section 7.13.

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness (i) outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date Closing Date and any refinancing thereof, of which any amount owed by a Restricted Subsidiary that is not a Loan Party to a Loan Party shall be evidenced by an Intercompany Note; provided that all such Indebtedness of any Loan Party owed to any Person or Restricted Subsidiary that is not a Loan Party shall be subject to the Intercompany Note;

(c) Guarantee obligations by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder and to the extent permitted as an Investment under Section 7.02 (other than Section 7.02(e)); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee Agreement, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02(c); provided that all such Indebtedness of any Loan Party owed to any Person or Restricted Subsidiary that is not a Loan Party shall be subject to the Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that the aggregate outstanding principal amount of such Indebtedness does not exceed $15,000,000 at any one time and such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom and (B) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11;

(h) unsecured Indebtedness incurred to finance a Permitted Acquisition and any Permitted Refinancing of the foregoing; provided that both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Fixed Charge Coverage Ratio of the Borrower is at least 2.00 to 1.00 and (3) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term B Loans.

(i) [reserved];

(j) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(k) (A) Indebtedness of the Borrower in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or secured or unsecured mezzanine Indebtedness that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Revolving Credit Commitments and/or Incremental Term Commitments pursuant to an indenture or a note purchase agreement or otherwise (the “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 7.03(k) shall not exceed (x) $35,000,000 minus (x) the aggregate amount of Incremental Revolving Credit Commitments and/or Incremental Term Loans incurred pursuant to Section 2.14(d)(iv)(A) and (y) the Incremental Second Lien Usage Amount plus (y) at the Borrower’s option, additional Incremental Equivalent Debt so long as, in the case of this clause (y) only, the First Lien Leverage Ratio is no more than 4.00 to 1.00 as of the last day of the Test Period most recently ended, after giving effect to any such incurrence on a Pro Forma Basis, and, in each case, the cash proceeds from such Incremental Equivalent Debt shall not be netted against Indebtedness for purposes of the calculation of First Lien Leverage Ratio related to such incurrence), (ii) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iv) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (v) if such Incremental Equivalent Debt is secured, the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) if such Incremental Equivalent Debt is (a) secured on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or (b) secured on a junior basis to the Obligations, then such Incremental Equivalent Debt shall be subject to a Second Lien Intercreditor Agreement, (vii) the documentation with respect to any Incremental Equivalent Debt contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control, asset sale and casualty event mandatory offers to purchase and customary acceleration rights after an event of default that are customary for financings of such type, and (viii) notwithstanding clause (i)(y) of this Section 7.03(k), any Incremental Equivalent Debt which is to be unsecured or secured on a junior basis to the Term B Loans and Revolving Credit Facility shall not be required to comply with the test in such clause (y) but, rather shall not exceed an amount such that the Total Leverage Ratio shall be no greater than 6.00 to 1.00 as of the end of the Test Period most recently ended after giving Pro Forma Effect to such Incremental Equivalent Debt and any Incremental Commitments and (B) any Permitted Refinancing of any of the foregoing;

(l) Indebtedness incurred by the Borrower or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, solely to the extent constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(m) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(n) Cash Management Obligations and other Indebtedness in respect of Cash Management Services;

(o) Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(p) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(r) obligations in respect of performance, bid, stay, custom, appeal and surety bonds and other obligations of a like nature and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(t) Credit Agreement Refinancing Indebtedness;

(u) Indebtedness in respect of the Second Lien Obligations not to exceed the sum of: (i) $225,000,000 in principal amount at any time outstanding, (ii) Incremental Second Lien Loans; provided that the aggregate principal amount of all Incremental Second Lien Loans incurred pursuant to this Section 7.03(u)(ii) shall not exceed (A) $35,000,000 minus the aggregate amount of (x) any Incremental Revolving Credit Commitments and/or Incremental Term Loans incurred pursuant to Section 2.14(d)(iv)(A), (y) Incremental Equivalent Debt incurred pursuant to 7.03(k)(A)(i)(x) and (z) any Incremental Equivalent Debt incurred pursuant to 7.03(k)(A)(i)(x) of the Second Lien Credit

Agreement plus (B) at the Borrower’s option, additional Incremental Second Lien Loans so long as, in the case of this clause (B) only, the Total Leverage Ratio is no more than 6.00 to 1.00, in each case as of the last day of the Test Period most recently ended, after giving effect to any such incurrence on a Pro Forma Basis, and, in each case, the cash proceeds from such Incremental Second Lien Loans shall not be netted against Indebtedness for purposes of the calculation of Total Leverage Ratio related to such incurrence) and (iii) all interest, fees, costs and expenses capitalized and added to the principal balance of the Second Lien Term Loan in accordance with the terms of the Second Lien Debt Documents; and

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party (so long as any Liens in favor of First Lien Collateral Agent are not impaired thereby in any material respect) and (ii) any Subsidiary that is not a Loan Party may liquidate or dissolve or change its legal form (so long as any Liens in favor of First Lien Collateral Agent are not impaired thereby) if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or the Borrower, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02(c), (n) and (o);

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”),

(A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee Agreement confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement and the other Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement and the obligations of such Guarantor described in the immediately preceding clause (C), (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement and, if a Guarantor, to the obligations of such Guarantor described in the immediately preceding clause (C), (F) immediately after giving effect to such merger or consolidation, the Successor Company and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such merger or consolidation had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Successor Company demonstrating such compliance calculation in reasonable detail, (G) First Lien Collateral Agent, for its benefit and the benefit of the other First Lien Secured Parties, shall have a first-priority perfected lien on and security interest in one hundred percent (100%) of the issued and outstanding Equity Interests of the Successor Company, and (H) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02(c), (f), (i), (n), (o) or (r); provided that (i) if such Restricted Subsidiary is a Loan Party, a Loan Party shall be the continuing or surviving Person (and if such Restricted Subsidiary is a Subsidiary Guarantor on the Closing Date, such continuing or surviving Person shall continue to be treated as a Subsidiary Guarantor on the Closing Date for all purposes of this Agreement and the Loan Documents), and (ii) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) the Borrower and the Restricted Subsidiaries may consummate the Transactions; and

(g) any Restricted Subsidiary may merge or consolidate with or into another Person, or dissolve, liquidate or Dispose of all or substantially all of its assets, in each case for the purpose of effecting a Disposition permitted pursuant to Section 7.05; provided, that if such Restricted Subsidiary is a Subsidiary Guarantor on the Closing Date, the foregoing shall be limited to Dispositions permitted under Section 7.05(j).

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02(c), (n) and (o);

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that with respect to such property acquired by the Borrower or any Restricted Subsidiary after the Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property or any material repair, replacement or improvement thereof (including reconstruction, refurbishment, renovation and development of real property);

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business which do not materially interfere with the business of the Borrower or any material Subsidiary;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate purchase price of all property Disposed of in reliance on this clause (j) (taken together with the aggregate purchase price of all property Disposed of pursuant to Section 7.05(f)) shall not exceed $40,000,000 and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $17,500,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), (l), (o) and (s) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at the time outstanding, not in excess of 1.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction;

(m) Dispositions as part of the Transaction (to the extent Administrative Agent has been notified thereof in writing prior to the Closing Date and has consented to such Disposition in writing); and

(n) Dispositions of Equity of Unrestricted Subsidiaries;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the First Lien Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (provided that Restricted Payments made by a Loan Party must be received by another Loan Party and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Borrower may declare and make dividend payments or other distributions payable solely in its Equity Interests so long as such Equity Interests are pledged to First Lien Collateral Agent for the benefit of the First Lien Secured Parties;

(c) Restricted Payments in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f);

(e) repurchases of Equity Interests in any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) so long as (i) no Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate amount of payments made pursuant to this clause (f) does not exceed $7,500,000 in any fiscal year of Borrower and (iii) the aggregate amount of payments made pursuant to this clause (f) does not exceed $25,000,000 during the term of this Agreement, Restricted Payments to Holdings to permit Holdings to repurchase, retire or otherwise acquire or retire for value Equity Interests issued by Holdings (or any direct or indirect parent thereof) to any future, present or former employee, officer, director or consultant of Holdings or any of its Subsidiaries pursuant to any employee or director equity plan, employee, officer or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings or any of its Subsidiaries; provided that any cancellation of Indebtedness owing to the Borrower in connection with and as consideration for a repurchase of Equity Interests of Holdings shall not be deemed to constitute a Restricted Payment for purposes of this clause (f);

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay Income Taxes to the extent such Income Taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(iv) [reserved];

(v) to finance any Investment permitted to be made pursuant to Section 7.02(i), (n) or (o); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries (provided that if such Restricted Payment is made by a Loan Party, then such property shall be contributed to a Loan Party) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition (provided that if such Restricted Payment is made by a Loan Party, then in all cases the surviving entity in any such merger shall be a Loan Party), in each case, in accordance with the requirements of Section 6.11; and

(vi) so long as no Default shall have occurred and be continuing or would result therefrom and the aggregate amount of Restricted Payments made pursuant to this clause (vi) does not exceed $2,000,000 during the term of this Agreement, the proceeds of which shall be used by Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(h) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make Restricted Payments, in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.13(a)(iv), (2) prepayments, redemptions, defeasances and other payments in respect of the Second Lien Obligations made pursuant to Section 7.13(d)(ii) and (3) loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (h), not to exceed $30,000,000;

(i) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an amount not to exceed the Cumulative Growth Amount immediately prior to the making of such Restricted Payment; and

(j) so long as no Default shall have occurred and be continuing or would result therefrom, Borrower may make Restricted Payments to Holdings to permit Holdings to fund regularly scheduled cash interest payments accrued on the outstanding principal balance of the Holdings Mezzanine Notes (whether such principal balance consists of the original principal amount funded thereunder or amounts capitalized into, or added to, principal in accordance with the terms thereof), in each case so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving Pro Forma Effect thereto the Total Leverage Ratio is no greater than 5.75 to 1.00.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto. For the avoidance of doubt, the payment processing business is permitted hereunder.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower or such Restricted Subsidiary, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties, transactions among Restricted Subsidiaries that are not Loan Parties and transactions between or among Loan Parties and Restricted Subsidiaries that are not Loan Parties so long as such transactions are permitted under the terms of this Agreement or otherwise in the ordinary course of business, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, (d) [reserved], (e) the payment (including Restricted Payments to permit payment) of management, consulting, monitoring, transaction and advisory fees to, or for the benefit of, the Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed $3,500,000 pursuant to the Sponsor Management Agreement and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Closing Date and related indemnities, reimbursements and reasonable expenses; provided that any such management, consulting, monitoring, transaction and advisory fees and Sponsor Termination Fees shall not be paid at any time an Event of Default then exists under Section 8.01(a) or 8.01(f) (it being agreed and understood that any such fees not so paid shall accrue and shall be paid in full at any time all such Events of Default shall cease to exist), (f) any Restricted Payment permitted under Section 7.06, (g) loans by the Borrower and the Restricted Subsidiaries to Holdings, the Borrower or Restricted Subsidiaries or to officers, directors or employees, in each case to the extent permitted under this Article VII, (h) employment and severance arrangements between Holdings, the Borrower and the

Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by Holdings, the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries and not in excess of the amount permitted by Section 7.06(g)(i), (j) the payment of customary fees and reasonable out of pocket costs and expenses to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment, when taken as a whole, is not adverse to the Agents or Lenders in any material respect, (l) [reserved], and (m) subject to the same payment restrictions applicable to the fees described in the proviso to clause (e) above, customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings or the Borrower, in good faith.

SECTION 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Agents and the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.15, (iii) are binding on a Foreign Subsidiary and represent Indebtedness of a Foreign Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03(e), (g), (n) or (r), (iv) arise in connection with any Disposition permitted by Section 7.05 (so long as the applicable restriction applies solely to the assets the subject of such Disposition and not to the proceeds to be received by a Borrower or any of its Restricted Subsidiaries in connection with such Disposition), (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing),

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(n) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business (other than rights to receive payment under any such agreement), (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xii) constitute Second Lien Obligations or Credit Agreement Refinancing Indebtedness.

SECTION 7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11 Financial Covenant. Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending March 31, 2013) to be greater than the ratio set forth below opposite the last fiscal quarter of such Test Period:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013	7.75:1.00	7.75:1.00	7.75:1.00	7.75:1.00
2014	7.25:1.00	6.75:1.00	6.50:1.00	6.25:1.00
2015	5.75:1.00	5.75:1.00	5.25:1.00	5.25:1.00
2016	5.25:1.00	5.25:1.00	5.25:1.00	4.75:1.00
2017	4.75:1.00	4.75:1.00	4.75:1.00	N/A

SECTION 7.12 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that (subject to applicable subordination terms) payments of regularly scheduled principal and interest shall be permitted) any subordinated Indebtedness incurred under Section 7.03(h) or any other Indebtedness that is required to be subordinated in right of payment or as to Collateral to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(h)), to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof), (iii) the prepayment of Indebtedness of the

Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) so long as no Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(h), (2) loans and advances to Holdings made pursuant to Section 7.02(m) and (3) prepayments, redemptions, defeasances and other payments in respect of the Second Lien Obligations made pursuant to Section 7.13(d)(ii), not to exceed $30,000,000, and (v) so long as no Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Growth Amount immediately prior to the making of such payment.

(b) Amend, modify or change in any manner materially adverse to the interests of the Agents or Lenders any term or condition of any Specified Junior Financing Documentation without the consent of the Administrative Agent.

(c) Amend, modify or change in any manner any term or condition of any Second Lien Debt Document in violation of the terms of the Intercreditor Agreement.

(d) Declare, pay, prepay, redeem, defease, make or set aside any amount for payment in respect of Second Lien Obligations that is not permitted pursuant to the terms of the Intercreditor Agreement; provided (i) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may prepay the Second Lien Obligations in an amount not to exceed the Cumulative Growth Amount immediately prior to the making of such prepayment and (ii) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may prepay, redeem, defease and make other payments in respect of Second Lien Obligations prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(h), (2) loans and advances to Holdings made pursuant to Section 7.02(m) and (3) payments pursuant to Section 7.13(a)(iv), not to exceed $30,000,000.

SECTION 7.14 Equity Interests of the Borrower and Restricted Subsidiaries. Permit any Domestic Subsidiary that is a Restricted Subsidiary to be a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, liquidation, merger, consolidation or Disposition of a Restricted Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02 or (ii) so long as such Restricted Subsidiary continues to be a Guarantor (excluding, for purposes of this clause (ii), all Subsidiary Guarantors in existence as of the Closing Date).

SECTION 7.15 Amendments to Organization Documents. Make any material amendments or other modifications to its Organization Documents that are materially adverse to the Agents or the Lenders in their capacities as such.

SECTION 7.16 Holdings Mezzanine Notes. Guarantee or otherwise be an obligor on account of, or permit any Subsidiary to Guarantee or otherwise be an obligor on account of, any Indebtedness evidenced by the Holdings Mezzanine Notes.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (A) Any Loan Party or any Restricted Subsidiary fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Second Lien Obligations) having an aggregate principal amount of not less than the Threshold Amount, or (B) any Loan Party or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Second Lien Obligations) having an aggregate principal amount of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (C) with respect to the Second Lien Obligations or Second Lien Debt Documents, as applicable, (i) an acceleration thereof, (ii) an event of default thereunder which continues for forty-five (45) days after notice thereof by the

Administrative Agent to the Borrower or (iii) any event of default thereunder arising due to the failure to pay any principal of, interest on or any other amount payable with respect to the Second Lien Obligations which continues for five (5) days after notice thereof by the Administrative Agent to the Borrower; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the valid and perfected lien, with the priority required by the Collateral Documents, on and security interest in, any material portion of the Collateral purported to be covered thereby; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents and the Intercreditor Agreements, on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the First Lien Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, and except as to any immaterial portion of Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Pledge Agreement free of Liens other than Liens created by the Pledge Agreement and Security Agreement or any nonconsensual Liens arising solely by operation of Law otherwise permitted hereunder; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (a) “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Specified Junior Financing Documentation and (b) “First Lien Obligations” (or any comparable term) under, and as defined in, the First Lien/Second Lien Intercreditor Agreement or (ii) the subordination provisions set forth in any Specified Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Specified Junior Financing, if applicable.

SECTION 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of a Default or Event of Default under clause (f) or (g) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a value in excess of 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, comprise more than 5% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, subject to the terms of the Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent and First Lien Collateral Agent in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees (other than commitment fees and Letter of Credit fees), indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and Obligations owing in respect of Secured Hedge Agreements, ratably among the First Lien Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other First Lien Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other First Lien Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 8.05 Borrower’s Right To Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under the covenant set forth in Section 7.11 and until the expiration of the fifteenth (15th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), Holdings may engage in a Permitted Equity Issuance to any of the Equity Investors or Management Stockholders (and contribute the Net Cash Proceeds thereof to the capital of Borrower) and apply the amount of the Net Cash Proceeds thereof (the “Cure Amount”) to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower (through a capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than the Cure Expiration Date and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.11 for such period. The parties hereby acknowledge that (i) this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11, (ii) this Section 8.05(a) shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence and (iii) any Cure Amount shall be excluded from clause (b) of Consolidated Total Debt for any Test Period including such Cure Amount. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount by the Borrower, the Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated.

(b) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.05(a) is made.

(c) There can be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.05(a) are exercised during the term of the Facilities.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the First Lien Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the First Lien Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the First Lien Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the First Lien Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the First Lien Secured Parties hereby irrevocably appoints, designates and authorizes the First Lien Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of) such First Lien Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the First Lien Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the First Lien Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the First Lien Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX applicable to the Administrative Agent (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein and therein with respect thereto. Without limiting the generality of the foregoing, each Lender (i) acknowledge that it has received a copy of the Intercreditor Agreement, (ii) consents to First Lien Collateral Agent’s and Administrative Agent’s execution thereof on behalf of such Lender and (iii) agrees to be bound by the terms and provisions of the Intercreditor Agreement.

SECTION 9.02 Delegation of Duties. Each of the Administrative Agent and the First Lien Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact or such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the First Lien Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Neither the Administrative Agent nor the First Lien Collateral Agent shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

SECTION 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater or different number or percentage of Lenders as may be required hereunder) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater or different number or percentage of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (or such greater or different number or percentage of Lenders as may be required hereunder) in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further that any obligation to indemnify the L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the First Lien Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the First Lien Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the First Lien Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the First Lien Collateral Agent, as the case may be.

SECTION 9.08 Agents in their Individual Capacities. Each Agent and each of their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Person were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, such Persons or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, First Lien Collateral Agent or Swing Line Lender, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

SECTION 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The foregoing provisions shall be applicable to any resignation by the First Lien Collateral Agent as First Lien Collateral Agent hereunder and under the other Loan Documents, and the First Lien Collateral Agent shall be permitted to so resign on the terms set forth in this Section 9.09 (as if references herein to Administrative Agent were references to First Lien Collateral Agent).

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the First Lien Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the First Lien Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the First Lien Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the First Lien Collateral Agent and, in the event that the Administrative Agent or the First Lien Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the First Lien Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the First Lien Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the First Lien Collateral Agent under any Loan Document shall be automatically released (i) upon (1) termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent obligations not yet due and payable but including for all purposes hereof amounts due under Section 10.04 and/or 10.05 that have been invoiced to or demanded of the Borrower and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank and/or Cash Management Bank shall have been made) and (2) the expiration, termination or cash collateralization (to the satisfaction of the Administrative Agent and the L/C Issuer) of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee Agreement pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the First Lien Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Second Lien Obligations.

Upon request by the Administrative Agent or First Lien Collateral Agent at any time, the Required Lenders (subject to Section 10.01) will confirm in writing the Administrative Agent’s and First Lien Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the First Lien Collateral Agent will (and each First Lien Secured Party irrevocably authorizes the Administrative Agent or the First Lien Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender or participant. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 or any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in or forgiveness of the rate or interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Lenders” or “Pro Rata Share” or Section 2.06(c), 2.12(c) or 8.04, in each instance, without the written consent of each Lender;

(e) other than in connection with a transaction permitted by Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted by Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g) amend the definition of “Interest Period” to allow intervals in excess of 6 months without regard to availability to all Lenders without the written consent of each Lender affected thereby; or

(h) other than in connection with a transaction permitted by Section 7.04(d), permits the assignment or delegation by Borrower of its obligations hereunder or under the other Loan Documents without the consent of each Lender.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or First Lien Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or First Lien Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder or Collateral in a manner different than such amendment affects other Classes and (vi) other than in connection with any Revolving Commitment Increase, no such amendment or waiver shall, unless also signed by Required Revolving Lenders, change the definition of the term Required Revolving Lenders. Notwithstanding anything to the contrary herein, (A)(x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) any waiver, amendment, or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender, (B) any amendment, modification, waiver or consent with respect the conditions precedent to the obligations of Lenders to make any Revolving Credit Loan (or to issue any Support Agreements or Letters of Credit) in Section 4.02 shall be effective with the written consent of only the Required Revolving Lenders and the Borrower and (C) no Lender consent is required to effect any amendment or supplement to any

First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03 (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans, shall not exceed the aggregate principal amount of such Refinanced Term Loans (together with any accrued but unpaid interest and any associated fees and expenses), (b) the All-In Yield with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the All-In Yield for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans, shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (excluding the effect of any prepayment of scheduled amortization), (d) such Replacement Term Loans shall not mature earlier than the Maturity Date with respect to the Revolving Credit Facility (prior to giving effect to any extensions thereof) and (e) all other terms applicable to such Replacement Term Loans, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans, than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary set forth above, it is hereby agreed to by the parties hereto that (i) the consent of a Lender that holds all or any portion of the Second Lien Obligations (a “Second Lien Interested Lender”) shall not be required in connection with any matter described in Sections 10.01(e) or 10.01(f) if the failure of such Lender to consent to any such release would be inconsistent with, or hinder or delay the exercise of, the rights of the Administrative Agent and First Lien Collateral Agent under the Intercreditor Agreement and (ii) no amendment, waiver or modification of the Intercreditor Agreement shall be made which would be adverse to the interests of the First Lien Secured Parties without the written consent of Required Lenders excluding for purposes hereof Second Lien Interested Lenders.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, sent by overnight courier, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the First Lien Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Assignment and Acceptance or Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the First Lien Collateral Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid and if delivered by overnight courier, one (1) Business Day after delivery to such overnight courier; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the First Lien Collateral

Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the First Lien Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, the First Lien Collateral Agent and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the First Lien Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent, the First Lien Collateral Agent and Arranger for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one primary counsel, one additional counsel to the Administrative Agent prior to the Closing Date and, if reasonably required, one local counsel and one regulatory counsel, and (b) to pay or reimburse the Administrative Agent, the First Lien Collateral Agent, the L/C Issuer and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel (selected by the Administrative Agent) and if necessary, one local counsel and one regulatory counsel). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due after the Closing Date under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the L/C Issuer, the Arrangers, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent, trustee, investment advisor or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among the Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower, the Sponsor or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the

Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the First Lien Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (B) in the case of any Assignee that is Holdings, the Borrower or any of its Subsidiaries, Section 10.07(p), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(o), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (if a Term Loan) or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each L/C Issuer at the time of such assignment, provided that no consent of the L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility), or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) unless waived by Administrative Agent (which the Administrative Agent hereby waives with respect to assignments made by or to the Joint Lead Arrangers), the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided only one processing fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which such Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, their Subsidiaries, and affiliates of the foregoing and their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Laws, including Federal and state securities Laws.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation to a Participant pursuant to this Section 10.07(e) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall be subject to the limitations and requirements of Section 3.01 as if it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (except with respect to assignments made by or to Joint Lead Arrangers), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Administrative Agent, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Administrative Agent in consultation with the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Administrative Agent to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) Notwithstanding the foregoing provisions of this Section 10.07 or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to Lenders by Administrative Agent (the “Settlement Service”). At any time when Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.07. Each assigning Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. With the prior approval of each of Administrative Agent and Borrower, as applicable, Administrative Agent’s and Borrower’s approval of such assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(l) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans (and for the avoidance of doubt will not be permitted to assign any Revolving Credit Loans or Revolving Credit Commitments) under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender, notwithstanding any other provision in this Agreement, through open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) the aggregate principal amount of Term Loans of any Class held at any one time by Affiliated Lenders shall not exceed 25% of the Term B Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iii) as a condition to each assignment pursuant to this subsection (l), the Administrative Agent and the Borrower shall have been provided a notice in the form of Exhibit D-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such; and

(iv) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-3 hereto (an “Affiliated Lender Assignment and Assumption”);

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (l) may, in its sole discretion, contribute, directly or indirectly, principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguished such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit D-2. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and/or pursuant to clause (iii) of this subsection (l) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(m) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(n) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and that each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(o) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(l), (m) or (n), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through open market purchases on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(p) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or the Borrower or any of its Subsidiaries, notwithstanding any other provision in this Agreement, through open market purchases on a non-pro rata basis; provided, that:

(i) (x) if the assignee is Holdings or a Subsidiary of Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(ii) purchases of Term Loans pursuant to this subsection (p) may not be funded with the proceeds of Revolving Credit Loans.

SECTION 10.08 Confidentiality.

(a) Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) to a person that is a trustee, collateral manager or servicer in a securitization or similar offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans, in connection with the administration, servicing and reporting on the assets serving as collateral for such offering. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

(b) Each Lender acknowledges that information as defined in Section 10.08(a) furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its related parties or their respective securities, that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law, including Federal and state securities Laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties, their Subsidiaries, and affiliates of the foregoing and their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Laws.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts. This Agreement and each other Loan Document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or electronic mail be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, the Swing Line Lender, the L/C Issuer and each Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18 Lender Action. Each Lender and Agent agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or other obligor, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

TRANSFIRST HOLDINGS, INC., a Delaware corporation

By:	/s/ Mark Travis
Name:	Mark Travis
Title:	Senior Vice President & Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as First Lien Administrative Agent and First Lien Collateral Agent

By:	/s/ Christopher Kill
Name:	Christopher Kill
Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Swingline Lender, L/C Issuer and a Lender

By:	/s/ Christopher Kill
Name:	Christopher Kill
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Anand Melvani
Name:	Anand Melvani
Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

By:	/s/ Stefan Parsch
Name:	Stefan Parsch
Title:	Director

SUNTRUST BANK, as a Lender

By:	/s/ Brian Lewis
Name:	Brian Lewis
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sheldon Pinto
Name:	Sheldon Pinto
Title:	Authorized Signatory

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Brad P. Solfest
Name:	Brad P. Solfest
Title:	Director

SCHEDULE 1.01

MORTGAGED PROPERTIES

None.

SCHEDULE 1.02

LETTERS OF CREDIT

1. That certain irrevocable letter of credit number AS009883 issued on behalf of TransFirst Holdings, Inc. in favor of Wells Fargo Bank in the face amount of $850,000.

2. That certain irrevocable letter of credit number SM236968W issued on behalf of TransFirst Holdings, Inc. in favor of Mountain View Acquisition Group LLC in the face amount of $500,000.

SCHEDULE 2.01

COMMITMENTS

Lender	Term B Commitment
General Electric Capital Corporation	$400,000,000

Total	$400,000,000

Lender	Revolving Credit Commitment
General Electric Capital Corporation	$12,500,000
Bank of America, N.A.	$12,500,000
Deutsche Bank Trust Company Americas	$10,000,000
SunTrust Bank	$5,000,000
Royal Bank of Canada	$5,000,000
Wells Fargo Bank, N.A.	$5,000,000

Total	$50,000,000

SCHEDULE 4.01(a)(iii)

CERTAIN SECURITY INTERESTS AND GUARANTEES

1.	First Lien Security Agreement, dated as of December 27, 2012, among TransFirst Holdings, Inc., the other Grantors identified therein and General Electric Capital Corporation, as First Lien Collateral Agent.

2.	First Lien Guarantee Agreement, dated as of December 27, 2012, among TransFirst Holdings, Inc., the Guarantors identified therein and General Electric Capital Corporation, as First Lien Collateral Agent.

3.	First Lien Pledge Agreement, dated as of December 27, 2012, between TransFirst Parent Corp. and General Electric Capital Corporation, as First Lien Collateral Agent.

4.	First Lien Trademark Security Agreement, dated as of December 27, 2012, among the Grantors party thereto and General Electric Capital Corporation, as First Lien Collateral Agent.

5.	First Lien Copyright Security Agreement, dated as of December 27, 2012, among TransFirst ePayment Services, LLC and General Electric Capital Corporation, as First Lien Collateral Agent.

6.	First Lien Patent Security Agreement, dated as of December 27, 2012, among ME Acquisition, LLC and General Electric Capital Corporation, as First Lien Collateral Agent.

SCHEDULE 4.01(a)(v)

LOCAL COUNSEL OPINIONS

Tennessee: Baker, Donelson, Bearman, Caldwell & Berkowitz P.C.

Nevada: Lionel Sawyer & Collins LLP

SCHEDULE 5.05

CERTAIN LIABILITIES

None.

SCHEDULE 5.12

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Record Owner	Issuer	Jurisdiction	Shares/ Interest	Percentage Interest
TransFirst Holdings, Inc.	TransFirst, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Holdings, Inc.	TransFirst Third Party Sales, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Third Party Sales, LLC	Solveras, LLC	Tennessee	100% Limited Liability Company Interest	100%
TransFirst Third Party Sales, LLC	TransFirst Corporate Sales, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Holdings, Inc.	TransFirst Health and Government Services, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Holdings, Inc.	ME Acquisition, LLC	Delaware	100% Limited Liability Company Interest	100%
ME Acquisition, LLC	CN Acquisition, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Holdings, Inc.	TransFirst ePayment, LLC	Nevada	100% Limited Liability Company Interest	100%
TransFirst ePayment, LLC	TransFirst ePayment Services, LLC	Delaware	100% Limited Liability Company Interest	100%
TransFirst Holdings, Inc.	Payment Resources International, LLC	Delaware	100% Limited Liability Company Interest	100%

SCHEDULE 7.01(b)

EXISTING LIENS

Company	Secured Party	Jurisdiction	Collateral	Filing Number
TransFirst Holdings, Inc.	Dell Financial Services, L.P.	Delaware	Leased Equipment	53065217

SCHEDULE 7.02(f)

EXISTING INVESTMENTS

Various notes from members of management relating to equity grants and taxes thereon. Aggregate principal value of notes is $941,365.02 at December 31, 2012.

Amended and Restated Promissory Note, dated as of October 9, 2012, made by Foroosh Corporation, d/b/a Click and Pledge, a Virginia corporation, Payment-as-a-Service, d/b/a Click and Pledge, a Virginia corporation, and Kamran Razvan, an individual, for the benefit of TransFirst ePayment Services, LLC, in a principal amount not to exceed $2,000,000.

SCHEDULE 7.03(b)

EXISTING INDEBTEDNESS

Debtor’s Name	Name of Agreement Governing Debt	Principal Amount of Indebtedness
TransFirst Holdings, Inc.	Irrevocable Standby Letter of Credit Number AS0009883	$850,000
TransFirst Holdings, Inc.	Irrevocable Standby Letter of Credit Number SM236968W	$500,000

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

1.	Stockholders Agreement, dated as of June 15, 2007, by and among TransFirst Group Holdings, Inc., Welsh, Carson, Anderson and Stowe X, L.P., WCAS Management Corporation, WCAS Capital Partners IV, L.P. and the other individuals and entities named on Schedule I thereto

2.	Securities Purchase Agreement, dated as of June 15, 2007, among TransFirst Group Holdings, Inc., TransFirst Parent Corp. and WCAS Capital Partners IV, L.P., as amended by Amendment No. 1 to Securities Purchase Agreement, dated as of December 27, 2012

3.	Various notes from members of management relating to equity grants and taxes thereon. Aggregate principal value of notes is $941,365.02 at December 31, 2012.

4.	Asset Purchase Agreement, dated as of September 16, 2011, among RST Ventures, Inc. (“RST”), Montrenes Financial Services, Inc., Dandru Montrenes, TransFirst Third Party Sales, LLC and TransFirst Corporate Sales, LLC, as amended by the Amendment to Asset Purchase Agreement, dated October 4, 2011

5.	Asset Purchase Agreement, dated as of June 12, 2012, among Curvenorth Corporation, Martin Weel, and CN Acquisition, LLC.

SCHEDULE 7.09

EXISTING RESTRICTIONS

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT, FIRST LIEN COLLATERAL AGENT and SWINGLINE LENDER

General Electric Capital Corporation

c/o TransFirst Account Manager

299 Park Avenue, 5th Floor

New York, NY 10016

Facsimile: (646) 428-7398

with copies, which shall not constitute notice, to:

General Electric Capital Corporation

201 Merritt 7

P.O. Box 5201

Norwalk, Connecticut 06851

Attn: General Counsel-Global Sponsor Finance

Facsimile: (203) 956-4216

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attn: Corporate Counsel-Global Sponsor Finance

Facsimile: (312) 441-6876

BORROWER

TransFirst Holdings, Inc.

5400 LBJ Freeway, Suite 900

Dallas, TX 75240

Attn: Mark W. Travis

Facsimile number: (214) 453-7739

E-Mail Address: mtravis@transfirst.com

With copies to:

TransFirst Holdings, Inc.

5400 LBJ Freeway, Suite 900

Dallas, TX 75240

Attn: Legal Department

Facsimile number: (214) 453-7739

E-Mail Address: legalnotice@transfirst.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Jay Kim

Facsimile: (212) 596-9090

E-mail Address: jay.kim@ropesgray.com

EXECUTION VERSION

EXHIBIT A

[FORM OF] COMMITTED LOAN NOTICE

To:	[•], as Administrative Agent
[Address]
Attention: [•]
Fax: [•]

[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of December 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., as Borrower, each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing,

conversion or continuation

(which is a Business Day)

(C)	Principal amount[2]

[1]	“Term Loans”, “Revolving Credit Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Incremental Revolving Loans”, “Extended Revolving Credit Loans”, “Other Revolving Credit Loans”.
[2]	Each Borrowing (other than Borrowings of Incremental Loans) of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,00 in excess thereof. Each Borrowing (other than Borrowings of Incremental Loans) of, conversion to or continuation of Base Rate Loans shall be in a minimum of $500,000, or a whole multiple of $100,000, in excess thereof. Each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the Credit Agreement) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the Credit Agreement).

(D)	Type of Loan[3]

(E)	Interest Period[4]

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.]5

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 2.14(d) of the Credit Agreement have been satisfied.]6

TRANSFIRST HOLDINGS, INC.

By:
Name:
Title:

[3]	Specify Eurocurrency Rate Loans or Base Rate Loans.
[4]	Applicable for Eurocurrency Borrowings/Loans only.
[5]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.
[6]	Insert bracketed language if the Borrower is making a Request for Credit Extension of Incremental Loans.

A-2

EXHIBIT B-1

LENDER: [•]

PRINCIPAL AMOUNT: [•]

[FORM OF] TERM NOTE

New York, New York

[•], 20[•]

FOR VALUE RECEIVED, the undersigned, TransFirst Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower, each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to the Term Loan made or held by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of the Term Loan made or held by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by Law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby unconditionally waives, to the extent permitted by applicable Laws, (i) any and all rights to presentment, demand, protest or (except as expressly required hereby or by the Credit Agreement) notice of any kind, and (ii) any and all rights of rescission, setoff, counterclaim or defense to payment that the Borrower may have or claim against the holder hereof or any other Person, including any Person who assigned this note to the holder hereof. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

TRANSFIRST HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

[TERM NOTE]

B-1-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-1-3

EXHIBIT B-2

LENDER: [•]

PRINCIPAL AMOUNT: [•]

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[•], 20[•]

FOR VALUE RECEIVED, the undersigned, TransFirst Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower, each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein (A) on the dates set forth in the Credit Agreement, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by Law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby unconditionally waives, to the extent permitted by applicable Laws, (i) any and all rights to presentment, demand, protest or (except as expressly required hereby or by the Credit Agreement) notice of any kind, and (ii) any and all rights of rescission, setoff, counterclaim or defense to payment that the Borrower may have or claim against the holder hereof or any other Person, including any Person who assigned this note to the holder hereof. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

TRANSFIRST HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

[REVOLVING CREDIT NOTE]

B-2-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-2-3

EXHIBIT B-3

LENDER: [•]

PRINCIPAL AMOUNT: [•]

[FORM OF] SWING LINE NOTE

New York, New York

[•], 20[•]

FOR VALUE RECEIVED, the undersigned, TransFirst Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower, each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein (A) on the dates set forth in the Credit Agreement, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by Law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby unconditionally waives, to the extent permitted by applicable Laws, (i) any and all rights to presentment, demand, protest or (except as expressly required hereby or by the Credit Agreement) notice of any kind, and (ii) any and all rights of rescission, setoff, counterclaim or defense to payment that the Borrower may have or claim against the holder hereof or any other Person, including any Person who assigned this note to the holder hereof. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

TRANSFIRST HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

[SWING LINE NOTE]

B-3-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-3-3

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE1

Reference is made to the First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower, each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein. Capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein. Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit [A] is the audited consolidated balance sheet of the Borrower and its Subsidiaries as of [•], and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLC or any other independent registered public accounting firm of nationally recognized standing, prepared in accordance with generally accepted auditing standards in the United States and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][2]

2.	[Attached hereto as Exhibit [A] is the consolidated balance sheet of the Borrower and its Subsidiaries as of [•], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][3]

3.	To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [•], and [•] (the

[1]	[The calculations of any financial ratio or covenant in an actual Compliance Certificate delivered by the Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, supplemented or modified from time to time.]
[2]	To be included only in annual compliance certificate.
[3]	To be included only in quarterly compliance certificates.

“Certificate Period”), did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.	[The following represents a true and accurate calculation, as of the last day of the Certificate Period (the “Measurement Date”), to be used to determine whether the Borrower is in compliance with the covenant set forth in Section 7.11 of the Credit Agreement:

Total Leverage Ratio.]

5.	[Attached hereto as Schedule 1 are detailed calculations setting forth Excess Cash Flow.][4]

Consolidated Total Debt=	[ ]

Aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on the Measurement Date, in an amount that would be reflected on a balance sheet prepared as of the Measurement Date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of:

Indebtedness for borrowed money	[ ]

obligations in respect of Attributable Indebtedness	[ ]

debt obligations evidenced by promissory notes or similar instruments	[ ]

Minus

Aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens permitted under Section 7.01(a), (l), (s), (u), (x), (y) and (z) of the Credit Agreement) not to exceed $50,000,000

[ ]

Consolidated EBITDA=[5]	[ ]

Consolidated Net Income: For the applicable Certificate Period, the net income (loss) of the Borrower and the Restricted Subsidiaries for the Certificate Period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:[6]	[ ]

[4]	To be included if accompanying annual financials.
[5]	For purposes of determining Consolidated EBITDA for any Certificate Period (and for any purpose under Section 2.14 or 7.06(j) of the Credit Agreement) that includes the quarterly periods ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, the Consolidated EBITDA for each such quarterly period shall be deemed to be $[ ], $[ ], $[ ] and $[ ], respectively.
[6]	There shall be excluded from Consolidated Net Income for any Certificate Period the purchase accounting effects of adjustments, including to property, equipment, inventory and software and other intangible assets (including favorable and unfavorable leases and contracts) and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization, write-off or write-down of any amounts thereof.

(a) extraordinary items for the Certificate Period,	[ ]

(b) the cumulative effect of a change in accounting principles during the Certificate Period to the extent included in Consolidated Net Income,	[ ]

(c) Transaction Expenses,	[ ]

(d) any fees and expenses incurred during the Certificate Period, or any amortization thereof for the Certificate Period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed),	[ ]

(e) any income (loss) for the Certificate Period attributable to the early extinguishment of Indebtedness,	[ ]

(f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP,	[ ]

(g) any unrealized net gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Statement of Financial Accounting Standards No. 133 and related pronouncements,	[ ]

(h) any net after-tax effect of gains and losses attributable to asset dispositions in connection with the Transaction,	[ ]

(i) any after-tax gains or losses on disposal of disposed, abandoned or discontinued operations and any after-tax effect of gains and losses (less all fees and expenses related thereto) attributable to asset dispositions other than in the ordinary course of business,	[ ]

(j) any net income (loss) for the Certificate Period of any Person that is not a Subsidiary of the Borrower, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are paid in cash or Cash Equivalents (or property and assets converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such net income in the Certificate Period, and	[ ]

(k) any reductions in respect of accretion of dividends of preferred Equity Interests, to the extent not paid in cash (provided that cash payments on such preferred Equity Interests after such accretion shall reduce Consolidated Net Income in the period paid in cash).	[ ]

(l) Plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Certificate Period:

(i) (A) total interest expense, including, to the extent not already included in total interest expense for the Certificate Period, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of, to the extent not reflected in such total interest expense, interest income and gains on such hedging obligations or other derivative instruments), and (B) costs of surety bonds in connection with financing activities, and any financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Indebtedness

[ ]

(ii) provision for Income Taxes of the Borrower and the Restricted Subsidiaries paid or accrued during the Certificate Period	[ ]

(iii) depreciation and amortization, including amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses	[ ]

(iv) Non-Cash Charges	[ ]

(v) unusual or non-recurring losses, charges or expenses (including without limitation, relating to the Transaction) and any charges, losses or expenses related to signing, retention or completion bonuses or recruiting costs, and, to the extent related to Permitted Acquisitions, integration and systems establishment costs; provided that such integration and systems establishment costs are certified as such in a certificate of a Responsible Officer delivered to the Administrative Agent

[ ]

(vi) severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, catch-up or transition expenses for equity participation plans to the extent relating to employee services rendered in prior periods and restructuring charges or reserves (including restructuring costs related to acquisitions, dispositions and opening, closure and consolidation of facilities, in each case after the Closing Date)

[ ]

(vii) any deductions attributable to minority interests of third parties in non-wholly owned Subsidiaries, except to the extent of cash dividends declared or paid on Equity Interests of such Subsidiaries held by third parties

[ ]

(viii) to the extent permitted to be paid under Section 7.08(e) of the Credit Agreement, the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or payable to, or for the benefit of, the Sponsor or its Affiliates (including, without duplication, Restricted Payments with respect thereto or any accruals thereof)

[ ]

(ix) any costs or expenses incurred or accrued by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses (A) are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) or (B) are funded or paid by Holdings other than from the proceeds of a Restricted Payment or Investment to or in Holdings by the Borrower or any Restricted Subsidiary

[ ]

(x) to the extent actually reimbursed in cash, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Closing Date or a Permitted Acquisition

[ ]

(xi) to the extent covered by insurance and actually reimbursed in cash, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed in cash by the insurer within 360 days (with a deduction for any amount so added back to the extent not so reimbursed within such 360 days), expenses with respect to liability or casualty events or business interruption

[ ]

(xii) for purposes of determining compliance with Section 7.11 of the Credit Agreement only, Permitted Equity Issuances pursuant to and in accordance with Section 8.05 of the Credit Agreement	[ ]

(xiii) any expenses or charges related to any equity offering, permitted Investment, acquisition, disposition, recapitalization or Indebtedness (including refinancings, amendments and other modifications) permitted hereunder (in each case whether or not consummated) or to the Transactions (including any accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP)

[ ]

(xiv) the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, that the aggregate amount of cost savings and synergies added pursuant to this clause (xiv) shall be subject to limitation to the extent provided in Section 1.10(f) of the Credit Agreement,

[ ]

(xv) cash receipts (or reduced cash expenditures) to the extent of non-cash gains relating to such income that were deducted in the calculation of Consolidated EBITDA pursuant to clause (m)(ii) below for any prior period, and

[ ]

(xvi) cash expenses and charges related to deferred compensation or change of control payment obligations, buyout of employee options and employee bonus programs, in each case, to the extent related to the Transaction and funded on or prior to the Closing Date

[ ]

(m) Less, without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for the Certificate Period

(i) unusual or non-recurring gains	[ ]

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period or is in respect of cash received in a prior period and not added back in a prior period), and

[ ]

(iii) all gains from investments recorded using the equity method, except to the extent of cash dividends or distributions received by Borrower or any Restricted Subsidiary in respect of such investments

[ ]

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP (to the extent GAAP applies)[7]

Actual Ratio=	[ ] to 1.0

Required Ratio=	[ ] to 1.0]

[7]	To the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk or resulting from mark-to-market accounting), (B) there shall be excluded in determining Consolidated EBITDA rent expense as determined in accordance with GAAP not actually paid in cash during the Certificate Period (net of rent expense paid in cash during the Certificate Period over and above rent expense as determined in accordance with GAAP for the Certificate Period), and (C) there shall be excluded in determining Consolidated EBITDA any net after-tax income (loss) from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments.

[SCHEDULE 1

Excess Cash Flow Calculation:

the sum, without duplication of:

(a) Consolidated Net Income,	________

(b) depreciation, amortization and other non-cash charges and expenses incurred during such period, to the extent deducted in arriving at such Consolidated Net Income,	________

(c)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions and non-ordinary course Dispositions by the Borrower and the Restricted Subsidiaries completed during such period),

________

(d)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

________

(e) rent expense as determined in accordance with GAAP during such period over and above rent expense paid in cash during such period,	________

minus, without duplication	________

(f) an amount equal to all non-cash credits included in arriving at such Consolidated Net Income and cash losses, charges and expenses not deducted in arriving at such Consolidated Net Income,	________

(g)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash (including in respect of amounts accrued in prior periods but paid in cash during such period) during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary,

________

(h) the aggregate amount of all principal payments (other than voluntary prepayments of the Term Loan and voluntary prepayments of Revolving Credit Loans to the extent the Revolving Credit Commitments are permanently reduced by the amount of such prepayments) of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of the Term Loan pursuant to Section 2.05(b) of the Credit Agreement or any mandatory prepayment of the Second Lien Term Loan pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or the comparable provision in any successor document), to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding, in all events, (x) all other prepayments of the Term Loan pursuant to Section 2.05(b) of the Credit Agreement and all other prepayments of the Second Lien Term Loan pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or the comparable provision in any successor document), and (y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit or similar facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

________

(i)     an amount equal to the sum of (A) the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and (B) the aggregate net non-cash gain or income from Investments to the extent included in arriving at Consolidated Net Income,

________

(j)     increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions and non-ordinary course Dispositions by the Borrower and the Restricted Subsidiaries during such period),

________

(k)    except to the extent same were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary, cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, in each case to the extent not otherwise deducted in the computation of Consolidated Net Income,

________

(l)     without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 of the Credit Agreement (other than Section 7.02(a) or 7.02(o) of the Credit Agreement), in each case to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

________

(m)   the amount of Restricted Payments paid during such period pursuant to Sections 7.06(c), (f), (g), (h) and (j) of the Credit Agreement, in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

________

(n)    except to the extent same were financed with the proceeds of Indebtedness (other than Revolving Credit Loans and loans under any other revolving credit line or similar facility) of the Borrower or any Restricted Subsidiary, the aggregate amount of expenditures (other than Capital Expenditures, which shall be subject to clause (ii) above) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures were not expensed during such period,

________

(o)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness (and not otherwise deducted in the computation of Consolidated Net Income),

________

(p)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

________

(q)    the amount of Consolidated Cash Taxes and, without duplication, Restricted Payments to permit payment thereof, in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

________

(r) the aggregate amount of all mandatory principal prepayments of the Term Loan made during such period pursuant to Section 2.07(a) of the Credit Agreement,	________

(s) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated Net Income for such period,	________

(t)     to the extent not otherwise deducted in determining Consolidated Net Income for such period and to the extent paid in cash with internally generated cash flow during such period, the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or accrued during such period to, or for the benefit of, the Sponsor or its Affiliates to the extent permitted by Section 7.08(e) of the Credit Agreement (including, without duplication, Restricted Payments with respect thereto), and

________

(u) rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP for such period.	________

Excess Cash Flow	________]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this             day of             , 20        .

TRANSFIRST HOLDINGS, INC., a Delaware corporation

By:
Name: Title:

EXHIBIT D-1

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Credit Agreement identified below (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit or Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor (the “Assignor”):

2. Assignee (the “Assignee”):

Assignee is an Affiliate of [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3. Borrower: TransFirst Holdings, Inc.

4. Administrative Agent: General Electric Capital Corporation

5. Credit Agreement: First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower (the “Borrower”), each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein.

6. Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans of all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Aggregate Commitment/Loans of all Lenders[4]

	$	$	%

	$	$	%

	$	$	%

[7. Trade Date:             ]5

Effective Date:             , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans”, “Incremental Term Loans” , “Extended Term Loans”, “Revolving Credit Commitments”, “Incremental Revolving Credit Commitments”, “Extended Revolving Credit Commitments”, “ Other Revolving Credit Commitments”, etc.). Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date
[3]	Except in the cases of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount shall not be less than $5,000,000 (in the case of a Revolving Credit Loan) or, $1,000,000 (in the case of a Term Loan), [and shall be in increments of $1,00,000 (in the case of each Revolving Credit Loan) or $500,000 (in the case of Term Loans) in excess thereof].
[4]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and]6 Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent[, First Lien Collateral Agent, Swing Line Lender and L/C Issuer]7 8

By:
Name:
Title:

[6]	No consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[7]	No consent of the Swing Line Lender shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.
[8]	No consent of the L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.

[Consented to: [ ] and each other L/C Issuer], as L/C Issuer][9]
By:
Name:
Title:

[9]	No consent of the L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.

[Consented to: TRANSFIRST HOLDINGS, INC.][10]
By:
Name:
Title:

[10]	No consent of the Borrower shall be required for (i) an assignment of all or any portion of the Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment of any Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, or (ii) if an Event of Default under Section 8.01(a) of the Credit Agreement or, solely with respect to any of the Borrower, Section 8.01(f) of the Credit Agreement has occurred and is continuing.

ANNEX I

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower or any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) it is not a Defaulting Lender, a natural person or an Affiliated Lender, (iv) from and after the Effective Date, it shall be bound by the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(f) or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire as required by the Credit Agreement and (viii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including its obligations pursuant to Section 3.01 of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1 In accordance with Section 10.07 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with a Commitment/Loan as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 thereof).

3.2 This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT D-2

NOTICE OF AFFILIATE ASSIGNMENT

General Electric Capital Corporation, as Administrative Agent

c/o TransFirst Account Manager

299 Park Avenue, 5th Floor

New York, NY 10016

Re:	First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower (the “Borrower”), each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein.

1)	Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(l)(iii) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [            ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $            ,

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[            ],

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20        ].

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

D-2

EXHIBIT D-3

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facility)and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if the Sponsor or a Non-Debt Fund Affiliate of the Sponsor]

3.	Affiliate Status:

4.	Borrower(s):	TransFirst Holdings, Inc.

5.	Administrative Agent:	General Electric Capital Corporation, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	First Lien Credit Agreement dated as of December 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time), among TransFirst Holdings, Inc., a Delaware corporation, as Borrower (the “Borrower”), each Lender from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), First Lien Collateral Agent, Swing Line Lender and L/C Issuer, and the other agents named therein.

7.	Assigned Interest:

D-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
		___	$	$		%
		___	$	$		%
		___	$	$		%

[8.	Trade Date:	][11]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the Term B Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.
[10]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

D-4

[Consented to]:[12]

TRANSFIRST HOLDINGS, INC.

By:
Name:
Title:

[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

D-5

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it acknowledges that [the] [each] Assignor is an Affiliated Lender and may possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D-6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-7

EXHIBIT E

[FORM OF]

FIRST LIEN GUARANTEE AGREEMENT

[under separate cover]

EXHIBIT F

[FORM OF]

FIRST LIEN SECURITY AGREEMENT

[under separate cover]

EXHIBIT G

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

[attached]

EXHIBIT G

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

among

TRANSFIRST PARENT CORP.,

as Holdings,

TRANSFIRST HOLDINGS, INC.,

as Borrower,

the other Grantors party hereto,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Authorized Representative for the Credit Agreement Secured Parties,

[                    ],

as the Additional Collateral Agent,

[                    ],

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [                    ], 20[    ]

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional Collateral Agent (as defined below) and Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional Collateral Agent (for itself and on behalf of the Additional First-Lien Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

[”Additional Administrative Agent” has the meaning assigned to such term in Section 5.17.]

“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional First-Lien Obligations, [                     ] and (b) from and after the Discharge of the Initial Additional First-Lien Obligations, the Authorized Representative for the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations.

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the credit agreements, notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First-Lien Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document. Additional First-Lien Obligations shall include all amounts owing pursuant to the terms of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Additional First-Lien Obligations, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document.

“Additional First-Lien Secured Parties” means the holders of any Additional First-Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent, trustee or other representative named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Additional Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the collateral agent, trustee or other representative named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of December [ ], 2012, among the Borrower, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “First Lien Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means Holdings, the Borrower and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among the Borrower, [the Guarantors identified therein,] and [                    ], as [administrative agent][trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the [loans made][debt securities issued] thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.

“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement. For the avoidance of doubt, Initial Additional First-Lien Obligations shall include the [Obligations] in respect of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Secured Parties” means the Additional Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations, if any, that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (including the Credit Agreement Obligations) and (ii) at any time when the Additional Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [180] days (throughout which [180] day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative and Major Non-Controlling Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations incurred after the date hereof.

“Security Agreement” means the “Security Agreement,” dated as of December [        ], 2012, among Holdings, the Borrower, the other Grantors party thereto, the Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” has the meaning assigned to such term in Section 5.17.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) the term “or” is not exclusive and (vii) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

SECTION 1.03 Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.03(g), 2.03(m), 2.04(a), 2.05(b)(iv), 2.05(b)(v), 2.05(c), 2.17, 3.07(c) or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized

Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then existing Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced

(in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Collateral Agent, promptly deliver all Possessory Collateral to the Additional Collateral Agent together with any necessary endorsements (or otherwise allow the Additional Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an authorized officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at [                    ], Attention of [            ] (Fax No. [            ]);

(b) if to the Initial Additional Authorized Representative, to it at [            ], Attention of [            ] (Fax No. [            ]);

(c) if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of First-Lien Obligations of any Series, or the incurrence of Additional First-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First-Lien Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an authorized officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then existing Secured Credit Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then existing First-Lien Obligations and by the terms of the then existing Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Collateral Agent); and

(iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Collateral Agent will continue to act in its capacity as Additional Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, General Electric Capital Corporation is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [                    ] is acting in the capacity of Additional Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16 Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [ ] is entering into this Agreement in its capacity as

[Administrative Agent][Trustee] under [credit agreement][indenture] [the “Additional Administrative Agent”][(the “Trustee”)] and the provisions of Article [ ] of such [credit agreement][indenture] applicable to the [Additional Administrative Agent][Trustee] thereunder shall also apply to the Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Credit Agreement Collateral Agent

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Additional Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

S-1

TRANSFIRST HOLDINGS, INC.

By:
Name:
Title:

TRANSFIRST PARENT CORP.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Schedule 1

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [        ] dated as of [                ], 201[            ] (this “Joinder”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [        ], 201[            ] (the “First Lien Intercreditor Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), and certain subsidiaries of the Borrower (each, a “Grantor”), GENERAL ELECTRIC CAPITAL CORPORATION, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties, [            ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ANNEX II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEXX II-4

Acknowledged by:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES] TRANSFIRST HOLDINGS, INC. as Borrower

By:
Name:
Title:

TRANSFIRST PARENT CORP., as Holdings

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Joinder to the

First Lien Intercreditor Agreement

Grantors

Schedule I-1

ANNEX III

SUPPLEMENT NO. [        ] dated as of [            ], 201[    ] (this “Supplement”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “First Lien Intercreditor Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

ANNEX III-1

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

EXHIBIT H

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

[attached]

EXHIBIT H

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

among

TRANSFIRST PARENT CORP.,

as Holdings,

TRANSFIRST HOLDINGS, INC.,

as Borrower,

the other Grantors party hereto,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Authorized Representative for the Credit Agreement Secured Parties,

[            ],

as the Additional Collateral Agent,

[            ],

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20[    ]

SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional Collateral Agent (as defined below) and Authorized Representative for the Initial Additional Second-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional Second-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional Collateral Agent (for itself and on behalf of the Additional Second-Lien Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Second-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Second-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

[”Additional Administrative Agent” has the meaning assigned to such term in Section 5.17.]

“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional Second-Lien Obligations, [             ] and (b) from and after the Discharge of the Initial Additional Second-Lien Obligations, the Authorized Representative for the Series of Additional Second-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Second-Lien Obligations.

“Additional Second-Lien Documents” means, with respect to the Initial Additional Second-Lien Obligations or any other Additional Second-Lien Obligations, the credit agreements, notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional Second-Lien Documents and the Additional Second-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Second-Lien Obligations or any other Additional Second-Lien Obligations.

“Additional Second-Lien Obligations” means collectively (1) the Initial Additional Second-Lien Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional Second-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second-Lien Document. Additional Second-Lien Obligations shall include all amounts owing pursuant to the terms of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Additional Second-Lien Obligations, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second-Lien Document. For the avoidance of doubt, Registered Equivalent Notes must also be designated as Additional Second-Lien Obligations pursuant to Section 5.13 hereof.

“Additional Second-Lien Secured Parties” means the holders of any Additional Second-Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional Second-Lien Secured Parties.

“Additional Second-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional Second-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Second-Lien Obligations or the Initial Additional Second-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Second-Lien Obligations or Additional Second-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent, trustee or other representative named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any Second-Lien Security Document to secure one or more Series of Second-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Second-Lien Obligations, the Additional Collateral Agent and (iii) in the case of any other Series of Additional Second-Lien Obligations, the collateral agent, trustee or other representative named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Second-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Second Lien Credit Agreement, dated as of December 27, 2012, among the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Credit Agreement Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Second Lien Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Second-Lien Obligations, the date on which such Series of Second-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Second-Lien Obligations secured by such Shared Collateral under an Additional Second-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First Lien Controlling Collateral Agent” means the “Applicable First Lien Agent” as defined in the First Lien/Second Lien Intercreditor Agreement.

“First Lien Credit Agreement” means the “First Lien Credit Agreement” as defined in the First Lien/Second Lien Intercreditor Agreement.

“First Lien Loan Agents” means the “First Lien Loan Agents” as defined in the First Lien/Second Lien Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement dated as of the Closing Date by and among each of Borrower, Administrative Agent, Credit Agreement Collateral Agent, Second Lien Agent, and Second Lien Collateral Agent.

“Grantors” means Holdings, the Borrower and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any Second-Lien Security Document to secure any Series of Second-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Second-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [            ], among the Borrower, [the Guarantors identified therein,] and [            ], as [administrative agent][trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional Second-Lien Documents” means the Initial Additional Second-Lien Agreement, the [loans made][debt securities issued] thereunder, the Initial Additional Second-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.

“Initial Additional Second-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional Second-Lien Security Agreement. For the avoidance of doubt, Initial Additional Second-Lien Obligations shall include the [Obligations] in respect of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Initial Additional Second-Lien Obligations.

“Initial Additional Second-Lien Secured Parties” means the Additional Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Second-Lien Obligations issued pursuant to the Initial Additional Second-Lien Agreement.

“Initial Additional Second-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional Second-Lien Obligations, if any, that constitutes the largest outstanding principal amount of any then outstanding Series of Second-Lien Obligations (including the Credit Agreement Obligations) and (ii) at any time when the Additional Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional Second-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Second-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [180] days (throughout which [180] day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Second-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Second-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Second-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative and Major Non-Controlling Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Second-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Second-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Second-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Second-Lien Obligations.

“Second-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Second-Lien Secured Parties with respect to each Series of Additional Second-Lien Obligations.

“Second-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Second-Lien Security Documents.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Second-Lien Document, and (iii) each Additional Second-Lien Document for Additional Second-Lien Obligations incurred after the date hereof.

“Security Agreement” means that certain Second Lien Security Agreement, dated as of December 27, 2012, among Holdings, the Borrower, the other Grantors party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the Second-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Second-Lien Secured Parties (in their capacities as such), and (iii) the Additional Second-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Second-Lien Secured Parties) and (b) with respect to any Second-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Second-Lien Obligations, and (iii) the Additional Second-Lien Obligations incurred after the date hereof pursuant to any Additional Second-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Second-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Second-Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of Second-Lien Obligations are outstanding at any time and the holders of less than all Series of Second-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Second-Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” has the meaning assigned to such term in Section 5.17.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) the term “or” is not exclusive and (vii) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

SECTION 1.03 Impairments. It is the intention of the Second-Lien Secured Parties of each Series that the holders of Second-Lien Obligations of such Series (and not the Second-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Second-Lien Obligations), (y) any of the Second-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Second-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Second-Lien Obligations) on a basis ranking prior to the security interest of such Series of Second-Lien Obligations but junior to the security interest of any other Series of Second-Lien Obligations or (ii) the existence of any Collateral for any other Series of Second-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Second-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all Second-Lien Obligations shall not be deemed to be an Impairment of any Series of Second-Lien Obligations. In the event of any Impairment with respect to any Series of Second-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Second-Lien Obligations, and the rights of the holders of such Series of Second-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of Second-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Second-Lien Obligations subject to such Impairment. Additionally, in the event the Second-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Second-Lien Obligations or the Second-Lien Security Documents governing such Second-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Second-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any Second-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any Second-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any Second-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Second-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Second-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Second-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Second-Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Second-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Second-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Second-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Second-Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Second-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Second-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Second-Lien Secured Party hereby agrees that the Liens securing each Series of Second-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other Second-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Loan Agents pursuant to Section 2.03(g), 2.03(m), 2.04(a), 2.05(b)(iv), 2.05(b)(v), 2.05(c), 2.17, 3.07(c) or Article 8 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Second-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Second-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Second-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Second-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Second-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Second-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Second-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling

Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Second-Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Second-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Second-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each Second-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Second-Lien Obligations of any Series or any Second-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any Second-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other Second-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Second-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Second-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Second-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Second-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Second-Lien Secured Party to enforce this Agreement.

(b) Each Second-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Second-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Second-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Second-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof; provided, however, if required pursuant to the terms of the First Lien/Second Lien Intercreditor Agreement, the Controlling Collateral Agent shall transfer such Shared Collateral, proceeds or payment to the First Lien Controlling Collateral Agent.

SECTION 2.04 Automatic Release of Liens; Amendments to Second-Lien Security Documents.

(a) If, at any time the Controlling Collateral Agent is required to release the Liens on any Shared Collateral pursuant to the First Lien/Second Lien Intercreditor Agreement or forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Second-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 or pursuant to the First Lien/Second Lien Intercreditor Agreement.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Second-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional

Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Second-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Second-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Second-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Second-Lien Secured Parties (other than any Liens of the Second-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Second-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Second-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Second-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Second-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Second-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the Second-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Second-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Second-Lien Secured Parties receiving adequate protection shall not object to any other Second-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Second-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Second-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Second-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the Second-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The Second-Lien Obligations of any Series may, subject to the limitations set forth in the then existing Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Second-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent for Perfection.

(a) Except for Possessory Collateral delivered to the First Lien Controlling Collateral Agent pursuant to First Lien/Second Lien Intercreditor Agreement, the Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as non-fiduciary agent for the benefit of each other Second-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Collateral Agent, promptly deliver all Possessory Collateral to the Additional Collateral Agent together with any necessary endorsements (or otherwise allow the Additional Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as non-fiduciary agent for the benefit of each other Second-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral for the benefit of each other Second-Lien Secured Party for purposes of perfecting the Lien held by such Second-Lien Secured Parties thereon.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Second-Lien Secured Party agrees that no Additional Second-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Second-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an authorized officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Second-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Second-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Second-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof or, if required pursuant to the First Lien/Second Lien Intercreditor Agreement, to transfer such proceeds to the First Lien Controlling Collateral Agent.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Second-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Second-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Second-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Second-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Second-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Second-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the Second-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Second-Lien Obligations or any other Second-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Second-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Second-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Second-Lien Security Documents or any other agreement related thereto or to the collection of the Second-Lien Obligations or the valuation, use, protection or release of any security for the Second-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Second-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Second-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Second-Lien Obligations for whom such Collateral constitutes Shared Collateral.

(c) Each of the Credit Agreement Secured Parties hereby irrevocably appoints General Electric Capital Corporation, in its capacity as the Credit Agreement Collateral Agent, to act on its behalf as (i) the Authorized Representative for the Credit Agreement Secured Parties hereunder, and (ii) the “Applicable Second Lien Agent” under the First Lien/Second Lien Intercreditor Agreement and authorizes the Credit Agreement Collateral Agent to take such actions as the “Authorized Representative” for the Credit Agreement Secured Parties (in the case of this Agreement) or “Applicable Second Lien Agent” for the Second Lien Loan Creditors (as defined in the First Lien/Second Lien Intercreditor Agreement) and to exercise such powers as are delegated to the “Authorized Representative” and the “Applicable Second Lien Agent” by the terms hereof or thereof, as applicable, including for purposes of acquiring, holding and enforcing any and all Liens on the Shared Collateral granted by any Grantor to secure any of the Second Lien Obligations, together with such powers and discretion as are reasonably incidental thereto.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at [            ], Attention of [            ] (Fax No. [            ]);

(b) if to the Initial Additional Authorized Representative, to it at [            ], Attention of [            ] (Fax No. [            ]);

(c) if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any Second-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Second-Lien Secured Parties and Additional Second-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of Second-Lien Obligations of any Series, or the incurrence of Additional Second-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Second-Lien Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an authorized officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Second-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Second-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Second-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Second-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Second-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Second-Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Second-Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Second-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then existing Secured Credit Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the Second-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Second-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional Second-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional Second-Lien Secured Parties;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Second-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Second-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then existing Second-Lien Obligations and by the terms of the then existing Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the Second-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Collateral Agent); and

(iv) the Additional Second-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Collateral Agent will continue to act in its capacity as Additional Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, General Electric Capital Corporation is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Second-Lien Security Documents, [            ] is acting in the capacity of Additional Collateral Agent solely for the Additional Second-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Second-Lien Security Documents represents the agreement of each of the Grantors and the Second-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Second-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16 Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [ ] is entering into this Agreement in its capacity as [Administrative Agent][Trustee] under [credit agreement][indenture] [the “Additional Administrative Agent”][(the “Trustee”)] and the provisions of Article [ ] of such [credit agreement][indenture] applicable to the [Additional Administrative Agent][Trustee] thereunder shall also apply to the Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Credit Agreement Collateral Agent

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Additional Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

S-1

TRANSFIRST HOLDINGS, INC.

By:
Name:
Title:

TRANSFIRST PARENT CORP.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Schedule 1

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [            ] dated as of [            ], 201[    ] (this “Joinder”), to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Intercreditor Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), and certain subsidiaries of the Borrower (each, a “Grantor”), GENERAL ELECTRIC CAPITAL CORPORATION, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Second-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as Authorized Representative for the Credit Agreement Secured Parties, [            ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Second-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Second-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 5.13 of the Second Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Second Lien Intercreditor Agreement as Additional Second-Lien Obligations and Additional Second-Lien Secured Parties, respectively, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the Second Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the Second Lien Intercreditor Agreement and the Second-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

SECTION 1. In accordance with Section 5.13 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Second-Lien Obligations and Additional Second-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Second-Lien Secured Parties. Each reference to an “Authorized Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Second-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Second-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Additional Second-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ANNEX II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

TRANSFIRST HOLDINGS, INC. as Borrower

By:
Name:
Title:

TRANSFIRST PARENT CORP., as Holdings

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Joinder to the

Second Lien Intercreditor Agreement

Grantors

Schedule I-1

ANNEX III

SUPPLEMENT NO. [            ] dated as of [             ], 201[     ] (this “Supplement”), to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Intercreditor Agreement”), among TRANSFIRST PARENT CORP., a Delaware corporation (“Holdings”), TRANSFIRST HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional Second-Lien Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 5.16 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional Second-Lien Documents.

Accordingly, each Authorized Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

ANNEX III-1

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

GENERAL ELECTRIC CAPITAL CORPORATION,

as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[            ],

as the Initial Additional Authorized Representative [and the Additional Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

EXHIBIT I

[FORM OF] INTERCOMPANY NOTE

December [    ], 2012

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower with respect to all loans and advances or other credit extensions (including trade payables) (each, a “Loan”) from time to time from any other entity listed on the signature page hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in the currency or currencies as shall be agreed from time to time at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of the Loans made by such Holder to such Issuer. Each Issuer promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder.

This Intercompany Note (this “Note”) is an Intercompany Note referred to in (x) the First Lien Credit Agreement, dated as of December 27, 2012 (as amended, modified, refinanced and/or restated from time to time, the “First Lien Credit Agreement”), among TransFirst Holdings, Inc., a Delaware corporation (“TransFirst”), General Electric Capital Corporation, as Administrative Agent, First Lien Collateral Agent (the “First Lien Collateral Agent”), Swing Line Lender and L/C Issuer and the lenders party thereto from time to time and (collectively, the “First Lien Lenders” and individually, a “First Lien Lender”) and (y) the Second Lien Credit Agreement dated as of December 27, 2012 (as amended, modified, refinanced and/or restated from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”), among TransFirst, General Electric Capital Corporation, as Administrative Agent and Second Lien Collateral Agent (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”), and the lenders party thereto from time to time and (collectively, the “Second Lien Lenders” and individually, a “Second Lien Lender” and together with the First Lien Lenders, the “Lenders”), and shall be pledged by each Holder that is a Borrower or a Guarantor pursuant to the applicable Security Agreement (as defined in each Credit Agreement), to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that each Collateral Agent may exercise all rights provided in the applicable Credit Agreement and the applicable Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Issuer that is the Borrower or a Guarantor to any Holder that is not the Borrower or a Guarantor (any such Issuer or Holder with respect to any such indebtedness, an “Affected Issuer” or an “Affected Holder”, as applicable) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Affected Issuer under each Credit Agreement, including, without limitation, where applicable, under such Issuer’s guarantee of the Obligations under each Credit Agreement (the Obligations and the foregoing obligations (including any obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent obligations not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements (each as defined in the First Lien Credit Agreement) as to which arrangements satisfactory to the applicable Hedge Bank and/or Cash Management Bank (each as defined in the First Lien Credit Agreement) shall have been made) before any Affected Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Affected Holder would otherwise be entitled (other than debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing under any Credit Agreement, then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Issuer or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Holder and each Affected Issuer hereby agree that the subordination of this Note is for the benefit of the Collateral Agents and the Lenders and the Collateral Agents and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agents may, on behalf of themselves and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Issuer that is not an Affected Issuer shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Issuer.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

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Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Issuer and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Holder and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional subsidiaries of TransFirst may become parties hereto (as Issuer and/or Holder, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page, each Additional Party shall be a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition or release of any Additional Party to this Note. This Note shall be fully effective as to any Issuer and/or Holder, as the case may be that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be an Issuer and/or Holder, as the case may be, hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Holder or its designee shall record the transfer of the right to payments of principal and interest, if any, on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.”

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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TRANSFIRST HOLDINGS, INC., a Delaware corporation

TRANSFIRST, LLC, a Delaware limited liability company

TRANSFIRST THIRD PARTY SALES, LLC, a Delaware limited liability company

SOLVERAS, LLC, a Tennessee limited liability company

TRANSFIRST CORPORATE SALES, LLC, a Delaware limited liability company

TRANSFIRST HEALTH AND GOVERNMENT
SERVICES, LLC, a Delaware limited liability company

ME ACQUISITION, LLC, a Delaware limited liability company

CN ACQUISITION, LLC, a Delaware limited liability company

TRANSFIRST EPAYMENT, LLC, a Nevada limited liability company

TRANSFIRST EPAYMENT SERVICES, LLC, a Delaware limited liability company

PAYMENT RESOURCES INTERNATIONAL, LLC, a Delaware limited liability company

By:
Name: Mark Travis
Title: Senior Vice President & Chief Financial Officer

[INTERCOMPANY NOTE]

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